Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

EIS ELECTRONIC INTEGRATED SYSTEMS INC.

- and -

DAN MANOR

- and -

FAYE MANOR

- and -

DONALD D. DREWELL

- and -

MENDEL M. GREENBERG

- and -

FAYE AND DAN MANOR FAMILY TRUST

- and -

MMG TRUST

- and -

DREWELL FAMILY TRUST

- and -

IMAGE SENSING SYSTEMS, INC.

TABLE OF CONTENTS
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ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made this 6th day of December, 2007

AMONG:

EIS ELECTRONIC INTEGRATED SYSTEMS INC., a corporation incorporated under the laws of Ontario

(“EIS”)

- and -

DAN MANOR, an individual resident in Toronto, Ontario

(“Mr. Manor”)

- and -

FAYE MANOR, an individual resident in Toronto, Ontario

(“Mrs. Manor”)

- and -

DONALD D. DREWELL, an individual resident in Uxbridge, Ontario

(“Mr. Drewell”)

- and -

MENDEL M. GREENBERG, an individual resident in Toronto, Ontario

(“Mr. Greenberg”)

- and -

FAYE AND DAN MANOR FAMILY TRUST, a trust resident in Toronto by its trustee, Dan Manor

(“Manor Trust”)

- and -

MMG TRUST, a trust resident in Toronto by its trustee, Larry Iskov

(“MMG Trust”)

- and -

DREWELL FAMILY TRUST, a trust resident in Toronto by its trustee, Larry Iskov

(“Drewell Trust”) - and -

IMAGE SENSING SYSTEMS, INC., a corporation incorporated under the laws of Minnesota

(the “Buyer”)

BACKGROUND:

A.	EIS carries on the business of manufacturing radar technology solutions for traffic management applications and its corporate headquarters are located at 150 Bridgeland Avenue, Toronto, Ontario.

B.	* is the owner of * regarding the operation of radar sensors which are intended to be used in the * of EIS’ business.

C.	The Buyer has agreed to purchase and acquire certain assets and property of EIS and Mr. Manor as provided in this Agreement.

                        IN CONSIDERATION of the premises and the mutual respective agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement,

“1933 Act” means the United States Securities Act of 1933, as amended;

“1934 Act” has the meaning set forth in Section 5.12.1(d);

* Confidential treatment requested.

“2007 Trial Balance” means the trial balance of EIS for the fiscal year ended September, 30, 2007, a copy of which is attached to the EIS Disclosure Letter at Schedule 4.1.8(d);

“Accounting Records” means all of the books of account, accounting records and other financial data and information related to or used in the Business, including copies of filed Tax Returns and tax assessment notices for each of the fiscal years of EIS commencing on or after October 1, 2004;

“Accounts Payable” means the accounts payable and accrued liabilities of EIS as at the Closing;

“Accounts Receivable” means all accounts and notes receivable, trade accounts, book debts and other related debts or rights of payment due or accruing to EIS and the full benefit of all security therefor and any claim, remedy or other right related to any of the foregoing;

“Acquired Business” means the business heretofore carried on by EIS and acquired by the Buyer consisting of designing, manufacturing and marketing radar technology solutions for traffic management applications, as now or hereafter constituted and whether conducted directly or indirectly by the Buyer, its Affiliates or otherwise;

“Affiliate” means, when used to indicate a relationship with a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly, and whether through the ownership of securities, a trust, a contract or otherwise;

“Agreement” means this asset purchase agreement and all schedules, whether attached or incorporated by reference, in each case, as supplemented, amended, restated or replaced from time to time by a written agreement signed by the Parties;

“Applicable Law” means (i) any domestic or foreign statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or Order, (ii) any consent, exemption, approval or Licence of any Governmental Authority, and (iii) any policy, practice or guideline of, or contract with, any Governmental Authority which, although not actually having the force of law, is considered by such Governmental Authority as having the force of law;

“Arbitrator” has the meaning set forth in Schedule 8.3.4;

“Assessments” has the meaning set forth in Section 4.1.20;

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.10(a)(ii);

“Assignment and Assumption of Lease Agreement” has the meaning set forth in Section 3.10(a)(iii);

“Assumed Liabilities” has the meaning set forth in Section 3.4;

“Benefit Plans” means all employee benefit plans, agreements and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any Employees or in respect of which EIS is obligated to contribute, whether or not insured and whether or not subject to any Applicable Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined benefit or defined contribution Pension Plan and any group registered retirement savings plan), except that the term “Benefit Plans” shall not include any statutory plans with which EIS is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation;

“body corporate” has the meaning ascribed to it by the Business Corporations Act (Ontario) on the date hereof;

“Books and Records” means the Accounting Records, the corporate records of a Seller, and all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Purchased Assets or the Business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Purchased Assets or the Business, including all data and information stored electronically or on computer related media;

“Bring-Down Date” means September 30, 2006;

“Buildings” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on or forming part of the Leased Premises;

“Business” means the business carried on by EIS of designing, manufacturing and marketing radar technology solutions for traffic management applications;

“Business Day” means any day of the week other than a Saturday, Sunday or day on which Canadian chartered banks in Toronto, Ontario or state or U.S. chartered banks in Minneapolis, Minnesota are authorized or obligated by law to close or are generally closed;

“Buyer Shares” means the shares of common stock, $0.01 per share par value, of the Buyer;

“Buyer’s Accountants” has the meaning set forth in Section 3.8.3;

“Canadian Business” means “Canadian Business” as such term is defined in the Investment Canada Act;

“Canadian Generally Accepted Accounting Principles” or “Canadian GAAP” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation will be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

“Certificate of Selling Agent or Broker” has the meaning set forth in Section 5.12.3(e);

“China Joint Venture” means the joint venture company known as Shenzhen Goodtel EIS Electronic Technology Co., Ltd. governed by the China JV Agreement;

“China JV Agreement” means the agreement between Shenzhen Goodtel Industrial Co., Ltd. and Eastern Base (Asia) Limited dated June 20, 2005;

“China JV Contracts” means the Contracts set forth on Schedule 1.1(b) to the EIS Disclosure Letter included within the Purchased Assets;

“China JV Terminated Contracts” means the agreements set forth on Schedule 1.1(c) to the EIS Disclosure Letter;

“Claimant” has the meaning set forth in the EIS Disclosure Letter;

“Closing” means the completion of the sale to, and the purchase by, the Buyer of the Purchased Assets and the completion of all other transactions contemplated by this Agreement that are to occur contemporaneously with the purchase and sale of the Purchased Assets;

“Closing Document” means any document delivered at or subsequent to the Closing as provided in or pursuant to this Agreement;

“Competition Act” means the Competition Act R.S.C. 1985, c. C-34, as amended;

“Condition of the Business” means the condition of the Business, including the Purchased Assets, liabilities, operations, activities, earnings, prospects, affairs and financial position of the Business;

“Confidential Information” means any and all information, ideas and concepts relating to the Business, purpose or competitive interests of EIS or any of its Affiliates, including any and all (i) Intellectual Property; (ii) data, databases, results, analyses, procedures, formulae, specifications, techniques, methodology and technical and scientific expertise which relate to such Person’s products or services; (iii) Business, financial, marketing, manufacturing, sales, distribution, customer, licensor, licensee and supply information; (iv) information related to such Person’s internal organization, personnel, methods and procedures, pricing, credit, Technology, Software, facilities, capabilities, research, development, planning and work in process; (v) Personal Information; and (vi) information which would reasonably be considered to be confidential information of such Person, whether in written, oral or electronic form; but does not include any:

(a) information that is in the public domain or becomes publicly available through no act or failure to act by EIS or any of its Affiliates;

(b)

information which is required to be disclosed by Applicable Law, provided that EIS immediately notifies the Buyer of such disclosure requirement and the Buyer has the opportunity to contest or obtain a court order preventing such disclosure; or

(c) was, is or becomes available to the Buyer on a non-confidential basis from a third party not bound by a confidentiality agreement, or any legal obligation restricting disclosure;

“Confidentiality Agreement” means the letter regarding confidentiality of the Buyer to EIS dated February 21, 2007;

“Consulting Agreement” means the consulting contract entered into between the Buyer and/or its designated Affiliate and Donald David Drewell Developments Inc. at the Closing;

“Contract” includes all contracts, agreements, licenses, leases (other than Leases), commitments, entitlements and engagements used in connection with the Business, whether written or oral, pursuant to which a Seller or a subsidiary thereof is subject to any obligation or restriction or is entitled to any right or benefit and includes (i) all quotations, bids, proposals, orders or tenders which remain open for acceptance; (ii) all unfilled customer purchase orders, sales contracts and engagements; (iii) all forward commitments for supplies or materials; (iv) any deposits made in connection with any of the foregoing; (v) Warranty Rights; and (vi) any comfort letters or letters of intent, whether or not the same are legally binding;

“Copyright” means any and all copyrights, moral rights, copyright registrations and applications therefor, anywhere in the world, whether or not registered or registrable of a Seller;

“Disposal” means any disposal by any means including dumping, incineration, spraying, pumping, injecting, depositing or burying;

“Dispute” includes any dispute, controversy, claim, counterclaim or similar matter:

(a)

which relates to or arises out of or in connection with this Agreement or a Closing Document (including any certificate, instrument, deed, assignment or other document contemplated or delivered hereunder), including the validity, construction, meaning, performance or effect of this Agreement or such Closing Document or the rights and liabilities of the Parties to this Agreement or to such Closing Document; or

(b) in respect of any defined legal relationship associated with this Agreement or any Closing Document or derived from it;

but shall not include any dispute to be resolved pursuant to Section 3.8.4(b);

“Dispute Notice” has the meaning set forth in Section 8.2;

“Disputed Patent” has the meaning set forth in the EIS Disclosure Letter;

“Earn-Out Consideration” has the meaning set forth in Section 3.1;

“Earn-Out Payment” has the meaning set forth in Section 3.8.1;

“Earn-Out Period” means the period ending three calendar years after the date of Closing;

“Earn-Out Year” has the meaning set forth in Section 3.8.1;

“EBITDAMF” has the meaning set forth in Section 3.8.3;

“Effective Time” means 11:59 p.m. on the date of Closing;

“EIS Assets” means the following assets and property, real, personal or mixed, tangible and intangible, wherever located, and specifically excluding the Excluded Assets, used by EIS in the Business:

(a)

the right, title and interest of EIS in, to and under the Leases and the Leased Premises, all leasehold improvements pertaining to the Leases and Leased Premises, all fixtures located in, on or about the Leased Premises and all appurtenances thereto;

(b) subject to Section 2.2, all Contracts;

(c) the Equipment;

(d) Inventory other than Obsolete Inventory;

(e)

subject to Section 2.2, all Equipment Leases including the full benefit of all service contracts relating to the Equipment Leases or any Equipment or other assets and all options, including options to purchase thereunder;

(f)	the Intellectual Property;

(g)	the Technology;

(h)

the other intangible rights and property relating to the Business including going concern value, the goodwill of the Business, including the exclusive right of the Buyer to represent itself as carrying on the Business in succession to EIS and all right, title and interest of EIS in, to and in respect of the name “EIS” and “Electronic Integrated Systems” and variations thereof and all dates, lists, files, records and information relating to the suppliers, customers, prospective customers and employees of the Business and all pertinent files, catalogues and promotional materials relating to the Business and the EIS Assets, telephone, facsimile, website and email listings and addresses;

(i)	the Warranty Rights;

(j)	the Transferable Licences;

(k)	the insurance benefits, including rights and proceeds, arising from or relating to the Business, the EIS Assets or the Assumed Liabilities prior to Closing;

(l)

all claims of EIS against third parties relating to the EIS Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Section 4.1.7 of the EIS Disclosure Letter;

(m)	all rights of EIS relating to Prepaid Expenses, claims for refunds and rights to offset in respect thereof that are not an Excluded Asset;

(n)	the Books and Records;

(o)	all artwork, signs, facia, merchandising units, exhibits and packaging; and

(p)	all proceeds of any or all of the foregoing;

“EIS Disclosure Letter” means the letter of EIS to Buyer dated the date hereof which sets forth certain information including information to qualify the representations and warranties of EIS;

“EIS Intellectual Property” has the meaning set forth in Section 4.1.16;

“Electronic Transmission” has the meaning set forth in Section 9.3;

“Employees” means the employees of EIS or an Affiliate thereof as at the date hereof;

“Employment Agreement” means the employment contract entered into between the Buyer and/or its designated Affiliate and Mr. Manor at the Closing;

“Encumbrance” means any encumbrance of any kind whatever (registered or unregistered) and includes any security interest, mortgage, lien, hypothec, pledge,

hypothecation, assignment, charge, security under Section 426 or Section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising) a voting trust or pooling agreement with respect to securities, any adverse claim or joint ownership interest, grant of any exclusive licence or sole licence, or any other right, option or claim of others of any kind whatever, affecting the Purchased Assets, any covenant or other agreement, restriction or limitation on the transfer of the Purchased Assets or the use thereof, or a deposit by way of security and an easement, restrictive covenant, limitation, agreement or right of way, restriction, encroachment, burden or title reservation of any kind affecting any rights or privileges capable of becoming any of the foregoing;

“Enforcement Rights” means any and all rights, benefits, title, interests, remedies, including rights of priority, right to file, defend, prosecute, bring causes of action, make claims, settle, receive damages, maintain, renew, assign, license and enforce, and rights to indemnities, warranties, royalties, profits, income and proceeds;

“Environment” includes the air, surface water, groundwater, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law, and “Environmental” will have a similar extended meaning;

“Environmental Compliance Review” includes all environmental audits, assessments and all studies or evaluations related in any way to the Business or the Purchased Assets;

“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance and any laws relating to asbestos or asbestos containing materials in the Environment, in the workplace or in any Building;

“Environmental Notice” includes any directive, Order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or implied, from any Person, relating to non-compliance with or breach of any Environmental Law or Environmental Permit;

“Environmental Permits” includes all permits, certificates, approvals, consents, authorizations, registrations, and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws;

“Equipment” means all fixed assets and tangible personal property, machines, trucks, vehicles, and other mobile equipment, fixtures, tools, moulds, jigs, dies, furniture, furnishings, vehicles, material handling equipment, computers, photocopiers, office equipment, supplies, implements, tools and spare parts used by a Seller in connection with the Business including the fixed assets and tangible personal property described in Schedule 1.1(a) of the EIS Disclosure Letter;

“Equipment Leases” means the leases of Equipment listed or identified on Schedule 4.1.26 of the EIS Disclosure Letter;

“Escrow Agent” means Wells Fargo Bank, N.A., the escrow agent appointed pursuant to the provisions of the Escrow Agreement;

“Escrow Agreement” means an escrow agreement executed on Closing by EIS, Mr. Manor (on his own behalf and as representative of the Principals and the Shareholders), the Buyer and the Escrow Agent;

“Escrow Amount” has the meaning set forth in Section 3.1.1;

“Escrow Shares” has the meaning set forth in Section 3.1.1;

“Excluded Assets” means all assets of EIS that are not EIS Assets, including the following, which will remain the property of EIS:

(a)

all cash, cash equivalents, bank balances, moneys in possession of banks and other depositories (other than security deposits held by suppliers), term deposits and similar cash property of, owned or held by or for the account of EIS at the Closing;

(b)	all Obsolete Inventory;

(c)	all Accounts Receivable including, for greater certainty, any costs or expenses paid by the Claimant to EIS in respect of the Litigation conducted prior to the date hereof;

(d)	all scientific research and experimental development credits under the Income Tax Act (Canada);

(e)	all non-transferable licences, permits and approvals issued by any Governmental Authority that relate to the Business;

(f)	all property and assets held or maintained by EIS in connection with any Benefit Plan, except as expressly provided herein;

(g)	all rights of EIS under this Agreement and under each Closing Document;

(h)	all property, rights and assets of the Business transferred or disposed of by EIS prior to the Closing in the ordinary course of business;

(i)	all personal assets listed in Section 1.1 of the EIS Disclosure Letter;

(j)

all rights or interests of EIS in the China Joint Venture, the China JV Agreement or Contracts with or pertaining to the China Joint Venture including the China JV Terminated Contracts but not including the China JV Contracts which shall be Purchased Assets;

“Excluded Liabilities” has the meaning set forth in Section 3.5;

“Financial Statements” means the financial statements of EIS for the fiscal years ended September 30, 2006 and September 30, 2005 inclusive, copies of which are attached to the EIS Disclosure Letter at Schedule 4.1.8(a), each consisting of a balance sheet, statement of profit and loss and statement of changes in financial position together with the notes thereto;

“Fourth Generation Products” means the products to be manufactured and distributed by EIS in the future based in part on the *                     under the trade name “RTMS” with the added features as set out on the Transition Schedule;

“Governing Documents” means the certificate and articles of incorporation, articles of amendment and by-laws or other equivalent documents or instruments of a similar nature or pertaining to a corporation under the Applicable Laws of the jurisdiction governing such corporation;

“Governmental Authority means (i) any court, judicial body or arbitral body, (ii) any domestic or foreign government whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (v) any supranational or regional body such as the World Trade Organization, and (vi) any stock exchange;

“GST” means tax payable under Part IX of the Excise Tax Act (Canada);

“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

“Hired Employee” means an Employee that accepts the offer of employment of Buyer or its Affiliate in connection herewith;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 United States Code, Section 18a and the pre-merger notification rules under 16 C.F.R. Parts 801-803

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Industrial Designs” means the industrial design rights, industrial designs, design patents, industrial design or design patent registrations and applications therefor, whether or not registered or registrable, *                     including the industrial design or design patent registrations and applications set forth in Schedule 4.1.16 to the EIS

* Confidential treatment requested.

Disclosure Letter and any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

“Integrated Circuit Topographies” means the integrated circuit topography rights, integrated circuit topographies and integrated circuit topography applications, whether or not registered or registrable, *                    including the integrated circuit topography registrations and applications set forth in Schedule 4.1.16 to the EIS Disclosure Letter and any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

“Intellectual Property” means any and all of the following:

(a)	Copyrights;

(b)	Patents;

(c)	Trade-marks;

(d)	Industrial Designs;

(e)	Integrated Circuit Topographies;

(f)	rights in or to processes, know-how, show-how, methods, trade secrets of a Seller;

(g)

other industrial or intellectual property rights, anywhere in the world, whether or not registered or registrable, of a Seller including any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

(h)	Enforcement Rights in or with respect to any of the foregoing; and

(i)	rights, covenants, licenses, sub-licenses, franchises, leases, pledges, Encumbrances, benefits, trusts or escrows granted to or by the applicable Person in respect of any of the foregoing;

“Interim Trial Balance” means the trial balance of EIS as at July 31, 2007, a copy of which is attached to the EIS Disclosure Letter as Schedule 4.1.8(b);

“Inventory” means all inventories of EIS, including all raw materials, work-in-progress, stock-in-trade, finished goods, spare parts, supplies, of or pertaining to the Business;

“Investment Canada Act” means the Investment Canada Act, R.S.C. c.28 (1st Supp.);

“Investment Canada Act Approval” means either the receipt by the Buyer of a notice under the Investment Canada Act that the Minister designated under the Investment Canada Act (i) is satisfied that the transactions contemplated by this Agreement are likely

* Confidential treatment requested.

to be of net benefit to Canada, or (ii) is deemed under the Investment Canada Act to be so satisfied;

“Investor” has the meaning set forth in Section 5.12.1(a);

“Investor Questionnaire” has the meaning set forth in Section 5.12.1;

“JV Financial Statements” means the financial statements of the China Joint Venture for the fiscal years ended December 31, 2006 and 2005 inclusive and the interim period ended September 30, 2007, copies of which are attached to the EIS Disclosure Letter at Schedule 4.1.8(c), each consisting of a balance sheet and a statement of operations together with the notes thereto;

“Leased Premises” means the lands and buildings which are subject to the Leases, licences, rights and appurtenances relating to the foregoing;

“Leases” means the leases or agreements in the nature of a lease or right of occupancy of real property to which EIS is a party, listed in Schedule 4.1.21 to the EIS Disclosure Letter;

“Liabilities” includes any indebtedness, obligations or liabilities of any kind, whether primary or secondary, direct or indirect, accrued, absolute or contingent, liquidated or unliquidated, secured or unsecured and whether or not reflected or required to be reflected in a balance sheet in accordance with US GAAP;

“Licence” means any licence, permit, approval, right, privilege, concession or franchise issued, granted conferred or otherwise created by a Governmental Authority;

“Litigation” has the meaning given thereto in the EIS Disclosure Letter;

“Lock-Up Agreements” means the lock-up agreements between Buyer and each of Mr. Manor and Mrs. Manor to be entered into at Closing;

“Manor Assets” means the * ;

“Manor Disclosure Letter” means the letter of Mr. Manor to Buyer dated the date hereof which sets forth certain information including information to qualify the representations and warranties of Mr. Manor;

“ * “ has the meaning set forth in Section 4.2.10;

“Material Contracts” means those Contracts designated with an asterisk in Schedule 4.1.24;

“Negotiation Period” has the meaning set forth in Section 8.2;

“Non-Assignable Contract” means any of the Contracts, Equipment Leases or Licenses to be assigned to the Buyer hereunder:

* Confidential treatment requested.

(a) an assignment or attempted assignment of which would constitute a breach thereof, including if the consent of a third party is required and such consent has not been obtained; or

(b) an assignment of which would contravene any Applicable Law;

“Non-Competition Agreements” means the non-competition agreements to be entered into between the Buyer and each of EIS, each Principal and each Shareholder at the Closing;

“Obsolete Inventory” means all Inventory that at the time of Closing is not usable in the manufacture of Third Generation Products or Fourth Generation Products;

“Occupational Health and Safety Acts” means the Occupational Health and Safety Act (Ontario) and all other legislation of any jurisdiction dealing with any of the subject matter of that Act or with any aspect of the health or safety of employees;

“Order” means any order, judgment, injunction, decree, stipulation, determination, award, decision or writ of any court, tribunal, arbitrator or Governmental Authority or other Person;

“ordinary course” or “normal course”, when used in relation to the conduct by a Seller, means any action taken by the Seller which:

(a) is consistent in nature, scope and magnitude with the past practices of the Seller and is taken in the ordinary course of the normal, day-to-day operations of the Seller;

(b)

does not require authorization of the board of directors or shareholders of the Seller (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)

is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as the Seller;

“Parties” means collectively, each of the signatories to this Agreement, and “Party” means any of them;

“Patents” means any and all patent rights, issued patents, letters patent, claims defining the subject matter of the invention, patent registrations and applications therefor, anywhere in the world, whether or not patentable, *                    including the issued patents and patent applications set forth in Schedule 4.1.16 to the EIS Disclosure Letter and any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

* Confidential treatment requested.

“Permitted Encumbrances” means:

(a)

inchoate or statutory liens for Taxes not at the time overdue and inchoate or statutory liens for overdue Taxes the validity of which EIS is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes, and only if the amount of such overdue Taxes is adjusted in favour of the Buyer at the Closing;

(b)

security given by EIS to a public utility or any Governmental Authority when required in the ordinary course of business of EIS but only to the extent that the obligation secured at the Closing is adjusted in favour of the Buyer; and

(c) any reservations or exceptions contained in the original grants from the Crown;

“Person” shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority, the executors, administrators or other legal representatives of an individual or any other entity recognized by law and pronouns have a similarly extended meaning;

“Personal Information” means information about an identifiable individual which is protected by any Privacy Law;

“Piggyback Registration Statement” has the meaning set forth in Section 5.13;

“Preliminary Prospectuses” has the meaning set forth in Section 5.12.1(d);

“Prepaid Expenses” means all deposits and prepaid expenses relating to the Business at the time of Closing as listed in the EIS Disclosure Letter;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that Wells Fargo Bank, N.A. establishes at its head office in San Francisco, California as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Principals” means Mr. Manor, Mrs. Manor, Mr. Drewell and Mr. Greenberg and “Principal” means any one of them;

“Privacy Law” means any Applicable Law relating to the protection of Personal Information including the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta), and the Personal Information Protection Act (British Columbia);

“Proportionate Share” means, in respect of a Shareholder or a Principal thereof, the proportion that is equal to the Shareholder’s interest in EIS at the date hereof as set forth in Section 1.1 of the EIS Disclosure Letter;

“Prospectus” has the meaning set forth in Section 5.12.1(c);

“Purchase Price” means the purchase price to be paid by the Buyer to the Sellers for the Purchased Assets, as provided in Section 3.1 and as adjusted in accordance with the terms hereof;

“Purchased Assets” means the EIS Assets and the Manor Assets;

“Registration Statement” has the meaning set forth in Section 5.12.1(a);

“Related Person” with respect to a particular individual means:

(a)	each other member of such individual’s family;

(b)	any Person that is directly or indirectly controlled by any one or more members of such individual’s family;

(c)	any Person in which members of such individual’s family hold (individually or in the aggregate) a Material Interest;

(d)	any Person with respect to which one or more members of such individual’s family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

with respect to a specified Person other than an individual means:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest; and

(e)	any Person with respect to which such specified Person serves as a general partner or trustee (or in a similar capacity);

For purposes of this definition, (a) “control” (including “controlling”, “controlled by”, and “under control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and will be construed as such term is used in the rules promulgated under the 1933 Act; (b) the “family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law;

“Remedial Order” means any Order issued, filed or imposed pursuant to any Environmental Law and includes any Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release, Disposal or other activity be reduced, modified or eliminated;

“Representative Agreement” means a representative agreement executed on Closing by EIS, the Shareholders and the Principals appointing Mr. Manor as the representative of EIS, the Principals and the Shareholders for purposes of the Escrow Agreement;

“Response” has the meaning set forth in Section 8.2;

“Response Period” has the meaning set forth in Section 8.2;

“SEC” means the United States Securities and Exchange Commission;

“Security Agreement” has the meaning set forth in Section 3.8.5;

“Sellers” means EIS and Mr. Manor, and “Seller” means either one of them;

“Share Consideration” has the meaning set forth in Section 3.1.1;

“Shareholder Representation Agreement” has the meaning set forth in Section 3.9;

“Shareholders” means all of the registered holders of shares of EIS, being the Manor Trust, the MMG Trust and the Drewell Trust;

“Software” means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools, and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext mark-up language (“html”), wireless mark-up language, xml and other computer mark-up languages, in object, source code or other code format;

“Special Accountants” has the meaning set forth in Section 3.8.4; “Suspension” has the meaning set forth in Section 5.12.3(c); “Suspension Notice” has the meaning set forth in Section 5.12.3(c);

“Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, withholdings, dues and other charges of any nature, including interest additions to tax and penalties applicable thereto, imposed or collected by any Governmental Authority, whether disputed or not, including Canadian federal, provincial, territorial, municipal and local, foreign and other income, franchise, gross receipts, capital, capital gains, real property, personal property, withholding, payroll, health, employee health, transfer, goods and services and other value added, sales, use, consumption, land transfer, ad valorem, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada and Quebec pension plan contributions, employment insurance premiums and all other taxes and similar governmental charges of any kind for which EIS may have any liability imposed by any Governmental Authority;

“Tax Returns” means all reports, returns, elections, designations, declarations, statements, bills, slips, forms and other documents including any schedule or attachments thereto filed by EIS in respect of Taxes and including any amendment thereof;

“Technology” means any and all Software, data, databases, compilations files, hardware, websites, domain names, website content, user interfaces, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, molds, tooling, systems, servers, switches, routers, printers, peripheral equipment, cabling, networks, telecommunications, circuits, mask works, chips, flowcharts, spreadsheets, formulae, equipment, drawings and manuals, programmers notes, processes, methods, know how, show how, trade secrets, analysis, designs, lab journals, notebooks, blue prints, schematics, research and development, reports, technical and functional information, specifications, manufacturing and engineering information, and other technology related to or used in the Business, including the technology listed in Schedule 4.1.16 of the EIS Disclosure Letter;

“Third Generation Products” means the products currently manufactured and distributed by EIS under the names RTMS Model X3 and RTMS Model K3 and the related family of products;

“Trade Marks” means any and all common law or registered trade-mark rights, trade names, trade-marks, proposed trade-marks, certification marks, service marks, distinguishing marks and guises, logos, slogans, goodwill, domain name and any registrations and applications therefor, anywhere in the world, whether or not registered or registrable, *                    including the common law trade-marks, trade-mark registrations and applications set forth in Schedule 4.1.16 to the EIS Disclosure Letter;

“Trading Price” means $16.9835, the average closing price of the Buyer Shares as quoted on The NASDAQ Capital Market for the twenty (20) consecutive trading days ending two (2) trading days prior to the date of Closing;

“Transaction Form 8-K” has the meaning set forth in Section 5.12.3(a);

* Confidential treatment requested.

“Transferable Licences” means all rights and interest in and to all Licences issued to EIS by any Governmental Authority and used in, or required for, the Business which are transferable, with or without the consent of such Governmental Authority;

“Transition Schedule” has the meaning set forth in Section 3.8.6;

“US Generally Accepted Accounting Principles” or “US GAAP” means United States generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles; and

“Warranty Rights” means the full benefit of all warranties, warranty rights, guarantees, indemnities, undertakings and similar covenants (implied, express or otherwise) against manufacturers or sellers which apply to any of the Purchased Assets and all security received by a Seller therefor.

1.2	Statutes

                    Unless specified otherwise, reference in this Agreement to a statute or statutory provision refers to that statute or statutory provision as it may be amended, or to any restated or successor statute or statutory provision of comparable effect. A reference to a statute includes any statutory instruments, rules and regulations made under such statute.

1.3	Generally Accepted Accounting Principles

All accounting and financial terms used herein, unless specifically provided to the contrary, will be interpreted and applied in accordance with Generally Accepted Accounting Principles.

1.4	Headings and References

                    The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless otherwise specifically provided.

1.5	Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.6	Schedules

The following Schedules form part of this Agreement:

Schedule	Description of Schedule

3.9	Shareholder Representation Agreement
3.10(a)(xii)	Content of Opinion of Legal Counsel to each Seller, the Principals and the Shareholders
3.10(b)(x)	Content of Opinion of Legal Counsel to the Buyer
5.12.3(e)	Certificate of Selling Agent or Broker
8.3.4	Rules of Procedure for Arbitration
9.3	Shareholder Notice Information

1.7		Applicable Law

                    This Agreement will be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any rule or principle of the conflict of laws which might refer such interpretation to the laws of another jurisdiction) and the laws of Canada applicable therein, except to the extent mandatorily governed by the laws of the United States or a state thereof or other jurisdiction. Subject to Article 8, each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto. The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

1.8		Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to United States dollars.

1.9		Calculation of Time

                    In this Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Toronto time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period will terminate at 6:00 p.m. (Toronto time) on the next Business Day.

1.10		Knowledge

Wherever so qualified in this Agreement, an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

	(a)	that individual is actually aware of that fact or matter; or

(b)

a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty or other statement contained in this Agreement.

                    A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties or other statement made herein by that Person or individual.

1.11	Third Party Beneficiaries

                    Nothing in this Agreement or in any Closing Document is intended or by implication to, or shall, confer upon any Person (other than the Parties) any rights or remedies of any kind.

ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS

2.1		Purchase and Sale of Purchased Assets

                    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing, the Sellers will sell, convey, assign, transfer and deliver to the Buyer or an affiliate designated by the Buyer, and the Buyer or an affiliate designated by the Buyer will purchase and acquire from the Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of each Seller’s right, title and interest in and to the Purchased Assets (but excluding the Excluded Assets).

2.2		Non-Assignable Contracts

(a)

Neither this Agreement nor any Closing Document will constitute an assignment or an attempted assignment of any Non-Assignable Contract. The Sellers agree to assign any Non-Assignable Contracts to the Buyer when such assignment is permitted and as the Buyer may from time to time direct. Each Seller will use reasonable efforts including the payment of all reasonable amounts of money to third parties to obtain all consents required by it or him for the assignment to the Buyer of the Contracts.

(b)

To the extent permitted by Applicable Law, if any Non-Assignable Contract of a Seller is not assignable by the terms thereof or where consents to the assignment thereof cannot be obtained, such Non-Assignable Contract will be held by the Seller in trust for the Buyer and the covenants and obligations thereunder will be performed by the Buyer in the name of the Seller and all benefits and obligations existing thereunder will be for the account of the Buyer. The Seller will take, or cause to be taken, such action in his or its name or otherwise as the Buyer may reasonably require so as to provide the Buyer with the benefits thereof and to effect collection of money to become due and payable under the Non-Assignable Contracts and the Seller will promptly pay over to the Buyer all money received by it in respect of all Non-Assignable Contracts. The Seller authorizes the Buyer, to the extent permitted by Applicable Law and the terms of the Non-Assignable

Contracts, at the Buyer’s expense, to perform all of the Seller’s obligations under any Non-Assignable Contracts and constitutes the Buyer its attorney to act in its name and on its behalf with respect thereto. If a Non-Assignable Contract is not validly assigned to the Buyer within six months after the date of Closing, at the Buyer’s sole option, such Non-Assignable Contract will be an Excluded Asset and all obligations of the applicable Seller to the Buyer with respect to such Non-Assignable Contract will terminate.

2.3	Place of Closing

                    The Closing will take place at the Effective Time at the offices of Fasken Martineau DuMoulin LLP, Suite 3600, Toronto-Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, or at such other place as may be agreed upon by the Parties.

ARTICLE 3
CONSIDERATION FOR PURCHASED ASSETS

3.1	Purchase Price

3.1.1	General

                    The consideration for the Purchased Assets (the “Purchase Price”) will be (a) thirteen million four hundred thousand dollars ($13,400,000.00) (the “Initial Consideration”) plus the Earn-Out Payments, if any, to be made pursuant to Section 3.8 (the “Earn-Out Consideration”), (b) the assumption of the Assumed Liabilities plus (c) the purchase price payable for the Prepaid Expenses and Inventory that are Purchased Assets. At the Closing, the Initial Consideration will be delivered by the Buyer as follows: (aa) ten million three hundred thousand dollars ($10,300,000.00) paid in cash to the Sellers by wire transfer to an account specified by Sellers or by certified cheque or bank draft; (bb) one million two hundred thousand dollars ($1,200,000.00) (the “Escrow Amount”) delivered to the Escrow Agent pursuant to the Escrow Agreement, consisting of six hundred thousand dollars ($600,000.00) in cash and six hundred thousand dollars ($600,000.00) of 35,328 Buyer Shares issued in the name of EIS (the “Escrow Shares”) based on the Trading Price of the Buyer Shares; (cc) one million nine hundred thousand dollars ($1,900,000.00) paid by the issuance to EIS of 111,874 Buyer Shares (the “Share Consideration”) based on the Trading Price of the Buyer Shares; and (dd) the balance by the execution and delivery of the Assignment and Assumption Agreement.

3.1.2	Prepaid Expenses and Inventory

                    The purchase price for the Prepaid Expenses and Inventory acquired hereunder will be determined by joint agreement of Buyer and EIS. EIS and the Buyer will, after the close of business on the second last Business Day preceding the Closing Date, or as soon as possible thereafter, take a physical count of the Inventory other than the Obsolete Inventory. The purchase price of the Inventory to be included within the Purchased Assets shall be the mutually agreed upon current costs as evidenced by applicable invoices.

3.2		Allocation of Purchase Price

                    The Parties will allocate the Purchase Price among the Purchased Assets as follows: $13,260,000 for the EIS Assets other than the Inventory and Prepaid Expenses (the “EIS Purchase Price”) and $140,000 for the Manor Assets. The Buyer and EIS will allocate the EIS Purchase Price as follows:

	(a)	$300,000 for the Equipment;

(b)

the remainder of the EIS Purchase Price, less $1.00, for EIS’ right, title and interest in and to the Leases, Equipment Leases, Licenses and Contracts, the Intellectual Property, the Technology and the goodwill of the Business; and

	(c)	$1.00 for the balance of the Purchased Assets.

3.3		Taxes

(a)

All amounts payable by the Buyer or any Affiliate designated by the Buyer to the Sellers pursuant to this Agreement do not include any Taxes payable by the Buyer pursuant to the Retail Sales Tax Act (Ontario), registration charges, or transfer fees in respect of the purchase and sale of the Purchased Assets under this Agreement and the Buyer or any Affiliate designated by the Buyer, as the case may be, shall pay any such applicable Taxes, charges, or fees directly to the appropriate Governmental Authority.

(b)

All amounts payable by the Buyer or any Affiliate designated by the Buyer to the Sellers pursuant to this Agreement do not include any GST payable by the Buyer or any Affiliate designated by the Buyer in respect of the purchase and sale of the Purchased Assets under this Agreement. If any Seller is required by Applicable Law to collect any applicable GST from the Buyer or any Affiliate designated by the Buyer, Buyer or any Affiliate designated by the Buyer, as the case may be, shall pay such applicable GST to the particular Seller provided the particular Seller has provided to the Buyer or any Affiliate designated by the Buyer all information prescribed by the Input Tax Credit (GST/HST) Regulations.

3.4		Assumed Liabilities

On Closing, the Buyer will assume and thereafter fully pay, discharge, perform and fulfill only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):

	(a)	the obligations expressly assumed by the Buyer under Section 5.9; and

(b)

any Liability arising after the Closing under the Contract, Equipment, Leases and Licences assumed by the Buyer (other than any liability arising out of or relating to a breach that occurred prior to Closing) unless such Liability is an Excluded Liability.

3.5		Excluded Liabilities

                    Except for Assumed Liabilities, the Buyer will not, and does not assume, agree to perform or discharge, indemnify the Sellers against or otherwise have any responsibility for any liabilities, costs or expenses, claims or losses of the Sellers (collectively, the “Excluded Liabilities”), including the following:

	(a)	any Liabilities of a Seller for or relating to any Taxes relating to the Business or the Purchased Assets which are accrued or incurred before the Closing;

(b)

with respect to any litigation, action or proceeding, whether or not now pending or threatened, to the extent based on events occurring or a state of facts existing on or prior to the Closing, whether or not either Seller has been notified of any existing or potential claims with respect to products sold or services rendered by the Seller prior to the Closing including, for greater certainty, the Litigation;

	(c)	the conduct of the Business and the operation of the Purchased Assets prior to the date of Closing;

(d)

relating to any assignable Benefit Plan accruing before, on or after the Closing Date in respect of any employee who is not a Hired Employee and any disability relating to any assignable Benefit Plan accruing from or being determined by reference to any period prior to the Closing Date;

	(e)	any Liability accruing before or after the Closing Date in respect of any employee who is not a Hired Employee;

	(f)	the full amount of severance pay payable to those Employees who reject the offer of employment made by a Buyer in connection herewith;

(g)

any Liability relating to, or arising in connection with, the Litigation whether before or after the Closing, including for greater certainty any such Liability of Buyer or its Affiliates with respect to products sold or services rendered after Closing; and

	(h)	any Liability relating to the China Joint Venture, the China JV Agreement or Contracts with, or pertaining to, the China Joint Venture.

3.6		Interest

                    Unless otherwise set out herein, all amounts to be paid under this Agreement shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the amount is due to be paid to the date of payment.

3.7	Escrow

                    At Closing, the Buyer, EIS, Mr. Manor (on his own behalf and on behalf of the Principals and the Shareholders) and the Escrow Agent shall enter into the Escrow Agreement and the Buyer shall deposit $600,000 and the Escrow Shares with the Escrow Agent pursuant to the terms thereof.

3.8	Earn-Out

3.8.1	Nature of Earn-Out Payment

                    The amount of each earn-out payment (“Earn-Out Payment”) payable by Buyer to EIS shall be calculated based on the EBITDAMF of the continuing business relating to the Purchased Assets operating in a similar fashion as EIS prior to the Closing Date or as hereafter adjusted or constituted, including the employees and overhead expenses of the operations involving the Purchased Assets/Acquired Business for each earn-out year in the Earn-Out Period (“Earn-Out Year”), as set forth in Section 3.8.2. Any Earn-Out Payment due with respect to an Earn-Out Year shall be paid by Buyer to EIS by cheque or wire transfer within ninety (90) days after the December 31 (which is the last day of the Buyer’s fiscal year) occurring after the end of the Earn-Out Year for which the Earn-Out Payment is due. By way of example, if the Closing occurs on November 30, 2007, the first Earn-Out Year would end on November 30, 2008, and if there was an Earn-Out Payment due for such first Earn-Out Year, it would be payable by Buyer to EIS on or before March 31, 2009.

3.8.2	Calculation of Earn-Out Payment

                    The amount of the Earn-Out Payment for each Earn-Out Year shall be calculated as follows:

If EBITDAMF for the Specified Earn-Out Year is:

First Earn-Out Year (December 6, 2007 – December 31, 2008)	Second Earn-Out Year (January 1, 2009 – December 31, 2009)	Third Earn-Out Year (January 1, 2010 – December 31, 2010)	The amount of the Earn- Out Payment shall be:

Less than $1,700,000.00	Less than $1,700,000.00	Less than $1,800,000.00	$0

Equal to or greater than $1,700,000.00 but less than $2,600,000.00	Equal to or greater than $1,700,000.00 but less than $2,600,000.00	Equal to or greater than $1,800,000.00 but less than $2,800,000.00	EBITDAMF for the Earn-Out Year minus $1,000,000.00

Equal to or greater than $2,600,000.00 (the “EBITDAMF Threshold”)	Equal to or greater than $2,600,000.00 (the “EBITDAMF Threshold”)	Equal to or greater than $2,800,000.00 (the “EBITDAMF Threshold”)	$2,000,000.00 plus 50% of EBITDAMF for the Earn-Out Year that is greater than the EBITDAMF Threshold for that year

3.8.3		Manner of Computation

(a)

For purposes of this Agreement, “EBITDAMF” of the Acquired Business for any fiscal year shall mean its earnings from operations before interest income, interest expense, income taxes, depreciation on fixed assets, amortization on intangible assets, management or other charges levied on the Acquired Business by the Buyer and parent management fees. EBITDAMF shall be determined in accordance with US GAAP as consistently applied by EIS as determined by the firm of independent certified public accountants engaged by Buyer for purposes of its own audit (“Buyer’s Accountants”).

(b)

As part of the EBITDAMF calculation, sales are defined as the net sales to an end-user or third party outside of the Buyer or its Affiliates and cost of sales will not include any intercompany charges and royalties. The operating expenses attributable to the Acquired Business will be segregated from expenses not part of the Acquired Business and included in the EBITDAMF calculation.

	(c)	EBITDAMF shall be computed without regard to:

		(i)	“extraordinary items” of gain or loss as that term is defined by US GAAP,

(ii)

any items to the extent the same are or are capable of forming the subject matter of a claim for breach of warranty or price adjustment hereunder but only if the Sellers have made full payment of such claim or if such price adjustment has been made in full,

		(iii)	any gains or losses realized from the sale of assets sold other than in the ordinary course of Business,

(iv)

any management fees, general overhead expenses or other inter-company charges or allocations, of whatever kind or nature, charged by the Buyer to the Acquired Business, other than management fees, general overhead expenses or other inter-company charges or allocations to the extent that they replace existing expenses of the Acquired Business,

		(v)	any legal or accounting fees and expenses arising out of or in connection with this Agreement, including the cost of determining EBITDAMF,

		(vi)	any costs arising from or relating to increased Sarbanes-Oxley, audit or other regulatory compliance resulting from the transactions contemplated herein, and

(vii)

a reasonable portion of any travel and accommodation expenses for senior management of the Acquired Business arising from or relating to meetings requested by the Buyer and its Affiliates having regard to the relative benefits enjoyed by the Buyer and its Affiliates (other than Acquired Business) on the one hand and the Acquired Business on the other hand.

(d)

In circumstances where the Acquired Business assists the Buyer and its Affiliates to earn revenue, the Acquired Business shall be allocated a reasonable fee or a reasonable portion of net revenue by the Buyer and its Affiliates and, in circumstances where Buyer and its Affiliates (other than the Acquired Business) assist the Acquired Business to earn revenue, Buyer and its Affiliates (other than the Acquired Business) shall be allocated a reasonable fee or a reasonable portion of net revenue by the Acquired Business. The fees or portion of net revenue to be allocated in each instance will be mutually agreed by EIS and the Buyer.

(e)

The Parties acknowledge that the payment of Earn-Out Consideration and the amount of the Earn-Out Consideration are completely unrelated to the current or future employment of any Principal and there is no linkage of continuing employment during the Earn-Out Period.

3.8.4		Time of Determination

(a)

The EBITDAMF of the Acquired Business for each Earn-Out Year shall be determined promptly after the close of each fiscal year of Buyer in which the Earn-Out Year ended by an audit conducted by Buyer’s Accountants. Copies of the Buyer’s Accountants’ report setting forth their computation of the EBITDAMF of the Acquired Business shall be submitted in writing to EIS and Buyer within sixty (60) days of the close of the applicable fiscal year end and, unless either EIS or Buyer notifies the other within thirty (30) days after receipt of such report that it objects to the computation of EBITDAMF set forth therein, the report shall be binding and conclusive for the purposes of this Agreement. EIS shall have access to the books and records of the Acquired Business and to Buyer’s Accountants’ workpapers during regular business hours and upon prior notice to verify the computation of EBITDAMF made by Buyer’s Accountants.

(b)

If either EIS or Buyer notifies the other in writing within thirty (30) days after receipt of Buyer’s Accountants’ report that it objects to the computation of EBITDAMF set forth therein, the amount of EBITDAMF for the Earn-Out Year to which such report relates shall be determined by negotiation between EIS and Buyer. If EIS and Buyer are unable to reach agreement within thirty (30) Business Days after such notification, the determination of the amount of EBITDAMF for the Earn-Out Year in question shall be submitted to a mutually agreeable third-party firm of independent certified public accountants (“Special Accountants”) for determination, whose determination shall be binding and conclusive on the parties. If the Special Accountants determine that the EBITDAMF has been understated by two percent (2%) or more, then Buyer shall pay the Special Accountants’ fees, costs and expenses. If EBITDAMF has not been understated or has been understated by less than two percent (2%), then EIS shall pay the Special Accountants’ fees, costs and expenses.

3.8.5	Security Interest

                   To secure the obligations of the Buyer to pay the Earn-Out Consideration to EIS, the Buyer and EIS shall enter into a security agreement (the “Security Agreement”) pursuant to which the Buyer will grant a security interest in (i) the Intellectual Property acquired hereunder *                    and (ii) the shares of the Canadian subsidiary of the Buyer which acquires certain of the Purchased Assets. Such security interest shall be subordinate to the existing and any future credit or other facilities of the Buyer or its subsidiaries. EIS shall enter into a subordination agreement with the provider of each such credit or other facility, as required by the provider or the Buyer, to confirm the subordination of its security interest to that of the provider.

3.8.6	Ordinary Course

                   During the Earn-Out Period, the Buyer agrees that it shall carry on the Acquired Business in the ordinary course, including to maintain the existing expense base for the Purchased Assets and to increase operating expenses for engineering, marketing and advertising expenses as advised by continuing management. During the Earn-Out Period, the Buyer shall not change the location of the premises of the Business from 150 Bridgeland Avenue, Toronto, Ontario for such time period as Mr. Manor remains an employee of Buyer or its Affiliate and works out of such Toronto office. The Parties agree that the schedule attached to the EIS Disclosure Letter as Schedule 3.8.6 (the “Transition Schedule”) sets out the timelines pursuant to which the Acquired Business will carry out its conversion from the design, production, manufacture and sale of the Third Generation Products to the Fourth Generation Products. The Buyer acknowledges that the foregoing is not a covenant of the Seller to achieve the timelines. Notwithstanding the foregoing, the Buyer reserves the right to make operational changes to the Acquired Business if the Purchased Assets perform below historic profitability levels (being the historical operating revenue of the Business but excluding legal and other costs associated with the Litigation) or if the timelines contemplated by the Transition Schedule are not met or may not be met.

3.8.7	Acceleration of Earn-Out

                   If, during the Earn-Out Period, all or substantially all of the assets of the Buyer are sold or the Buyer agrees to a take-over bid or other transaction of the Buyer such that at least a majority of the outstanding shares of the Buyer are acquired by one person or group of persons acting jointly or in concert who did not previously own such shares, the Buyer shall pay to EIS, on the closing of any such transaction, an amount equal to $6,000,000 (the “Accelerated Earn-Out”) as an acceleration of possible Earn-Out Payments under Section 3.8, less any amount previously paid (including by way of set-off) to EIS as Earn-Out Consideration under Section 3.8. If the Accelerated Earn-Out has been paid, any additional Earn-Out Consideration payable hereunder shall not be paid until the Earn-Out Consideration payable exceeds $6,000,000, and in such event the Buyer shall pay to EIS, in accordance with the terms hereof, only the difference between the aggregate Earn-Out Consideration payable and $6,000,000.

* Confidential treatment requested.

3.9		Restrictions on Stock Consideration

                   The Share Consideration and Escrow Shares issued at the Closing in accordance with Section 3.1 and 3.10(b)(ii) will not, as of the Closing, be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. In addition, the Share Consideration and Escrow Shares will not be distributed pursuant to a prospectus under applicable Canadian securities laws. The stock certificates representing the Share Consideration and Escrow Shares shall bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF QUALIFIED COUNSEL EXPERIENCED IN SECURITIES LAW MATTERS AND REASONABLY ACCEPTABLE TO THE ISSUER AND ITS TRANSFER AGENT, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN ONTARIO BEFORE THE DAY THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (I) THE DATE HEREOF AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

                   As a condition to receipt of the Share Consideration and Escrow Shares at Closing, each Seller to which Buyer Shares are issued shall, at Closing, furnish to the Buyer a duly executed Shareholder Representation Agreement in the form attached hereto as Schedule 3.9 (the “Shareholder Representation Agreement”), certifying as to certain matters with respect to the Share Consideration and Escrow Shares issued at Closing.

3.10		Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

	(a)	each Seller, Shareholder and/or Principal, as applicable, will deliver to Buyer, each in form and substance satisfactory to Buyer and its legal counsel, as applicable:

(i)	a bill of sale for all of the Purchased Assets that are tangible personal property executed by the applicable Seller;

(ii)

an assignment of all of the Purchased Assets that are intangible personal property, which assignment will also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by the applicable Seller;

(iii)

for each Lease identified in Schedule 4.1.21 to the EIS Disclosure Letter, an assignment and assumption of lease agreement (the “Assignment and Assumption of Lease Agreement”) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by the applicable Seller;

(iv)

assignments of all Intellectual Property and separate assignments of all registered Trade Marks, Patents and Copyrights, each in form and substance satisfactory to Buyer and its counsel and executed by the applicable Seller and all other persons having an interest therein;

(v)

such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, executed by the applicable Seller and such other persons as may be necessary to convey good and marketable title free and clear of all Encumbrances other than Permitted Encumbrances;

(vi)	the Employment Agreement and Consulting Agreement executed by Mr. Manor and Donald David Drewell Developments Inc., respectively;

(vii)	Non-Competition Agreements executed by EIS and each Principal and Shareholder;

(viii)	the Escrow Agreement executed by EIS, Mr. Manor (on his own behalf and on behalf of the Principals and the Shareholders), the Buyer and the Escrow Agent;

(ix)	the Lock-Up Agreements executed by each of Mr. Manor and Mrs. Manor;

(x)

a certificate of an officer of EIS certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of EIS; certifying and attaching all requisite resolutions or actions of EIS’ board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the change of name contemplated by Section 5.4; certifying as to the incumbency and signatures of the officers of EIS and accompanied by the requisite documents for amending the relevant constating documents of EIS required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and certifying as to the identity of each of the Persons which will receive Buyer Shares and will sell such Buyer Shares under the Registration Statement;

(xi)

a certificate of the trustee(s) of each Shareholder certifying, as complete and accurate as of the Closing, attached copies of the declaration of trust or trust agreement or other agreement governing each Shareholder and certifying and attaching all requisite resolutions or actions of the Shareholder or its trustee approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(xii)

an opinion of legal counsel to each Seller, the Principals and the Shareholders opining with respect to the matters set forth on Schedule 3.10(a)(xii) and such other matters as the Buyer may reasonably require;

	(xiii)	a Shareholder Representation Agreement executed by each Seller;

	(xiv)	the Representative Agreement signed by the Sellers, the Shareholders and the Principals;

	(xv)	the Security Agreement executed by EIS; and

	(xvi)	evidence of the discharge of the security interest of Royal Bank of Canada against EIS.

(b)	the Buyer will deliver to the Sellers as follows:

(i)

a total of $10,300,000 by one or more bank drafts, certified cheques or wire transfers to an account specified by the Sellers in a writing delivered to Buyer or a Buyer’s Affiliate at least three (3) Business Days prior to the date of Closing allocated as follows: $10,160,000 to EIS and $140,000 to Mr. Manor;

	(ii)	stock certificates evidencing the Share Consideration allocated as follows: 111,874 Buyer Shares registered in the name of EIS;

(iii)

the Escrow Agreement executed by the Buyer and the Escrow Agent named therein, together with the delivery to the Escrow Agent of $600,000 by bank draft, certified cheque or by wire transfer to an account specified by the Escrow Agent and of share certificates evidencing the Escrow Shares;

	(iv)	the Assignment and Assumption Agreement executed by the Buyer or an Affiliate thereof;

		(v)	the Assignment and Assumption of Lease Agreement executed by the Buyer or an Affiliate thereof;

		(vi)	the Employment Agreement and Consulting Agreement executed by the Buyer or an Affiliate thereof;

		(vii)	the Non-Competition Agreements executed by the Buyer;

(viii)

a certificate of an officer of the Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of the Buyer and certifying and attaching all requisite resolutions or actions of the Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and certifying to the incumbency and signatures of the officers of the Buyer;

		(ix)	the Security Agreement executed by the Buyer; and

		(x)	an opinion of legal counsel to the Buyer opining with respect to the matters set forth on Schedule 3.10(b)(x) and such other matters as the Sellers may reasonably require.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1		Representations and Warranties of EIS

                   EIS represents and warrants to the Buyer as is set out in the following Subsections of this Section and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

4.1.1		Corporate Matters

(a)

EIS is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by EIS or, to the Knowledge of EIS, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of EIS.

(b)

EIS has all necessary corporate power and authority to enter into, execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby and any instruments or agreements required herein or therein.

(c)

EIS has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(d)

EIS has all necessary corporate power and capacity to own or lease the Purchased Assets and to carry on the Business as it is presently carried on. EIS possesses all Licences material to the conduct of the Business. Neither the nature of the Business nor the location or character of any of the Purchased Assets requires EIS to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions listed in Schedule 4.1.1 of the EIS Disclosure Letter where it is duly registered, licensed or otherwise qualified and in good standing for such purpose. EIS does not carry on the Business or maintain any of the Purchased Assets in any jurisdiction other than the jurisdictions listed in Schedule 4.1.1 of the EIS Disclosure Letter.

(e)

This Agreement has been, and each Closing Document to which EIS is a party will on Closing be, duly executed and delivered by EIS, and this Agreement constitutes, and each Closing Document to which EIS is a party will on Closing constitute, a valid and binding obligation of EIS enforceable against it in accordance with its terms.

(f)	EIS has no subsidiaries or interest in any other entity other than the China Joint Venture.

4.1.2	Absence of Conflicting Agreements

                    None of the execution and delivery of, or the observance and performance by EIS of, any covenant or obligation under this Agreement or any Closing Document to which it is a party, or the Closing:

(a)

contravenes or results in, or will contravene or result in, a material violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

	(i)	any Applicable Law;

	(ii)	any Licence;

	(iii)	the Governing Documents, directors’ resolutions or shareholders’ resolutions of EIS; or

(iv)

the provisions of any Contract, except for the Contracts the consent to the assignment or transfer of which may be required from landlords or other third parties thereunder in connection with the Closing, which consents have been obtained; or

(b)	results in the creation or imposition of any Encumbrance on EIS or any of the Purchased Assets; or

(c)	relieves any party to any Contract of that party’s obligations thereunder or enables it to terminate its obligations thereunder.

4.1.3	Consents, Approvals

Except as set forth in Schedule 1.1.1 of the EIS Disclosure Letter,

(a)

no consent, approval, authorization, registration or declaration of, or filing with, any Governmental Authority or any other Person is required by EIS in connection with the execution and delivery by EIS of this Agreement or the observance and performance by EIS of its obligations under this Agreement;

(b)

no consent or approval is required to be obtained by EIS in connection with the execution and delivery by EIS of this Agreement or any of the Closing Documents to (i) avoid the loss of any Licence or the breach of any Contract or the creation of any Encumbrance on any of the Purchased Assets, or (ii) to enable the Buyer to own and operate the Purchased Assets and continue the lawful operation of the Business following the date of Closing; and

(c)

there is no requirement, on the part of EIS, to make any filing with, give any notice to, or obtain any License from, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement or by any of the Closing Documents.

4.1.4	Sufficiency of Assets

                    The EIS Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate EIS’ Business in the manner presently operated by EIS *                    as intended to be operated by EIS upon completion of the conversion of the Business to the Fourth Generation Products as set out in the Transition Schedule.

4.1.5	Title to Assets

                    EIS is the registered, legal and beneficial owner of the EIS Assets, with good and marketable title thereto, free and clear of all title defects and Encumbrances, except for Permitted Encumbrances. At Closing, EIS will convey to Buyer good and marketable title to all of the EIS Assets free and clear of all Encumbrances, except for the Permitted Encumbrances.

4.1.6	No Options

                    No Person other than the Buyer has any oral or written agreement, option, warrant, privilege or right, or any right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the purchase of any of the Purchased Assets.

4.1.7	Litigation

                    Except for the Litigation and as disclosed in Schedule 4.1.7 of the EIS Disclosure Letter, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to EIS or affecting the

* Confidential treatment requested.

Purchased Assets or the Business, nor, to the Knowledge of EIS, are any of the same pending or threatened. To the Knowledge of EIS, there is no state of facts which would provide a valid basis for any of the foregoing. There is not at present outstanding or pending against EIS any Order that may adversely affect the Business or any of the Purchased Assets.

4.1.8		Financial Statements

(a)

Other than with respect to the consolidation method used in the financial statements of EIS for the years ended September 30, 2006 and 2005, which does not correctly consolidate the activity of the China Joint Venture, and as disclosed by Grant Thornton LLP in its audit of the 2007 financial statements of EIS (other than any disclosure of a gross misrepresentation in such audit), and, except as set forth in Section 4.1.8(a) of the EIS Disclosure Letter, the Financial Statements, copies of which have been attached to the EIS Disclosure Letter as Schedule 4.1.8(a):

(i)

have been prepared in accordance with Canadian Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding periods as applicable to the nature of the Financial Statements;

(ii)

accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of EIS and the results of the operations of EIS as at the dates thereof and for the periods covered thereby;

		(iii)	are in accordance with the Books and Records of EIS and are complete and accurate in all respects;

(iv)

reflect all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period; and

		(v)	contain or reflect adequate reserves for all liabilities and obligations of EIS of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.

(b)

Other than as disclosed by Grant Thornton LLP in its audit of the 2007 financial statements of EIS (other than any disclosure of a gross misrepresentation in such audit), the Interim Trial Balance, a copy of which is attached to the EIS Disclosure Letter as Schedule 4.1.8(b):

		(i)	is in accordance with the Books and Records of EIS and is complete and accurate in all respects;

		(ii)	accurately discloses the assets, liabilities, in all material respects, and financial condition of EIS as at the date thereof;

		(iii)	reflects all proper accruals as at the date thereof of all amounts which, though not payable until a time after the date thereof, are attributable to activities undertaken prior to that date; and

		(iv)	contains or reflects adequate reserves for all liabilities and obligations of EIS in all material respects, as at the date thereof.

(c)

Other than as disclosed by Grant Thornton LLP in its audit of the 2007 financial statements of EIS (other than any disclosure of a gross misrepresentation in such audit), the JV Financial Statements, copies of which are attached to the EIS Disclosure Letter as Schedule 4.1.8(c):

		(i)	are in accordance with the Books and Records of the China Joint Venture and are complete and accurate in all respects;

		(ii)	accurately disclose the assets, liabilities, in all material respects, and financial condition of the China Joint Venture as at the date thereof;

		(iii)	reflect all proper accruals as at the date thereof of all amounts which, though not payable until a time after the date thereof, are attributable to activities undertaken prior to that date; and

		(iv)	contain or reflect adequate reserves for all liabilities and obligations of the China Joint Venture in all material respects, as at the date thereof.

(d)

Other than as disclosed by Grant Thornton LLP in its audit of the 2007 financial statements of EIS (other than any disclosure of a gross misrepresentation in such audit), the 2007 Trial Balance, a copy of which is attached to the EIS Disclosure Letter as Schedule 4.1.8(d):

		(i)	is in accordance with the Books and Records of EIS and is complete and accurate in all respects;

		(ii)	accurately discloses the financial condition of EIS as at the date thereof; and

		(iii)	reflects all proper accruals as at the date thereof of all amounts which, though not payable until a time after the date thereof, are attributable to activities undertaken prior to that date.

4.1.9		Absence of Changes

Since the Bring-Down Date:

	(a)	EIS has conducted the Business in the ordinary course and has used its best efforts to preserve the Business and the Purchased Assets;

(b)

there has not been any change in the Condition of the Business or the Purchased Assets or the financial position or results of operations of EIS or the Business other than changes in the ordinary course of business, and such changes have not had, either individually or in the aggregate, or may be reasonably expected to have, either before or after the Closing, an adverse effect on the Condition of the Business or the Purchased Assets;

(c)

there has not been any damage, destruction, loss, labour dispute or other event (whether or not covered by insurance) which has had, or could have, an adverse effect on the Business or the Purchased Assets; and

(d)

no information has become available to EIS that would render the Financial Statements incomplete or inaccurate and there has been no change in EIS’ accounting principles, policies, practices or procedures.

4.1.10		Absence of Unusual Transactions

Since the Bring-Down Date, EIS has not:

	(a)	modified, amended or terminated any Contract or waived or released any right which it has or had, other than in the ordinary course of Business;

(b)

incurred or assumed any debt, liability or obligation for borrowed money, or in connection with the Business, whether absolute, accrued, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others), other than debts, liabilities and obligations included in the Financial Statements and debts, liabilities and obligations incurred since the Bring-Down Date in the ordinary course of business;

	(c)	waived or released any rights of value in respect of any Contract;

	(d)	made any material change in any of the management operating methods or accounting methods and practices of the Business;

	(e)	granted to any customer any special allowance or discount or changed its pricing, credit or payment policies;

	(f)	cancelled or reduced any of its insurance coverage;

	(g)	made any material change in the method of billing customers or the credit terms made available to customers; or

	(h)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

4.1.11		Employees, etc.

	(a)	Attached at Schedule 4.1.11 of the EIS Disclosure Letter is a list of all employees of EIS as at the date hereof, including:

		(i)	their names and titles together with the location of their employment;

		(ii)	the date each employee was hired;

		(iii)	a list of all employment or other contracts with each employee and the terms of any which cannot be terminated with notice;

(iv)

the rate of annual remuneration of each employee at the date hereof, any bonuses paid since the end of the last completed financial year of EIS and all other bonuses, incentive schemes and benefits to which each employee is entitled;

		(v)	the amount of vacation pay to which each employee is entitled on the date hereof;

(vi)

the names of all non-active employees of EIS, the reason for their absence from work, whether they are expected to return to work and if so, when, and the nature of the benefits to which such non-active employees are entitled from EIS; and

		(vii)	particulars of all other material terms and conditions of employment or engagement of the employees and the positions held by them.

(b)

EIS has been and is in compliance with all Applicable Laws respecting employment and employment practices, including all employment standards, human rights, labour relations, occupational health and safety, workers’ compensation or workplace safety and insurance legislation, employee privacy and pay equity, and there are no outstanding claims, complaints, investigations, prosecutions or orders under such Applicable Laws.

	(c)	EIS has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against EIS.

(d)

All amounts due or accruing due for all salary, wages, bonuses, commissions, pension benefits or other employee benefits or compensation are reflected in the Books and Records of EIS, in accordance with EIS’ accounting practices and Applicable Law.

	(e)	There is no commitment or agreement to increase wages or modify the terms and conditions of employment of any employee.

(f)

EIS has delivered to the Buyer true and complete copies of all permits issued under employment standards legislation. Such permits are listed on Schedule 4.1.11 of the EIS Disclosure Letter and EIS has operated the Business in compliance with such permits.

4.1.12		Benefit Plans

(a)

Schedule 4.1.12 of the EIS Disclosure Letter contains a true and complete list of all Benefit Plans of EIS. EIS has not made any proposal or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any employee of EIS.

(b)

Except as indicated in Schedule 4.1.12 of the EIS Disclosure Letter, neither the execution and delivery of this Agreement, the observance and performance by EIS and the Buyer of their obligations under this Agreement and the Closing Documents nor the Closing will, in and of itself, accelerate the time of vesting or payment under any Benefit Plan, require any funding or securing of benefits under any Benefit Plan or increase the entitlement of any employee or former employee under any Benefit Plan.

(c)

Each Benefit Plan is, and has since its establishment has been, duly registered where required by Applicable Law (including registration with relevant Tax authorities where such registration is required to qualify for Tax exemption or other Tax beneficial status). Each Benefit Plan has been administered in compliance in all material respects with, and is in good standing under, Applicable Law and the terms of the Benefit Plan and any associated funding arrangement. All assets held in any funding arrangement associated with a Benefit Plan have been held, invested and otherwise dealt with in compliance in all material respects with Applicable Law and the terms of the Benefit Plan and the associated funding arrangement (including any fiduciary obligation). Neither EIS nor any of its agents has breached any fiduciary obligation with respect to the administration of any Benefit Plan or any associated funding arrangement.

	(d)	With respect to each of the Benefit Plans, EIS has delivered to Buyer true and complete copies of each of the following documents:

(i)

the documents establishing the current terms of the Benefit Plan, as well as any prior amendments and past versions of such documents that continue to be relevant with respect to any employees or former employees of EIS;

(ii)

all descriptions of the Benefit Plan provided to employees or former employees and all other employee communications relating to the Benefit Plan (other than communications describing specific entitlements of a particular employee or former employee), whether or not such descriptions or communications have been, or are required to be, filed with any applicable Governmental Authority;

(iii)

if the Benefit Plan is now or has at any time been funded through a trust, a copy of the current trust agreement (if applicable) and all prior trust agreements, including all amendments thereto, and the most recent financial statements and Tax Returns of the trust;

(iv)

if the Benefit Plan is funded through any third party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement, including all amendments thereto, and the most recent financial information related to such arrangement;

	(v)	all other Material Contracts relating to the Benefit Plan, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vi)

all internal administration and third party administrator reports and, if applicable, reports of investment counsel within the past two years, and any reports within the past five years of internal or external governance reviews, examinations, inspections or regulatory audits, in each case relating to the Benefit Plan.

(e)	EIS does not currently have, and has never had, a Benefit Plan that is a “Registered Pension Plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada).

(f)

The financial statements or financial information related to each Benefit Plan that have been provided to Buyer are complete and accurate in all material respects for the periods indicated therein. No Taxes, fees, expenses or penalties related to any Benefit Plan are exigible against assets held under the associated funding arrangement or against EIS. None of the Benefit Plans or associated funding arrangements require or permit a retroactive increase in premiums or payments and the level of reserves, if any, under any insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(g)

With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no Liability of EIS as of the Closing under any such insurance policy or any ancillary agreement with respect to such insurance policy, whether in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring prior to the Closing. With respect to each Benefit Plan not funded through an insurance policy, (i) EIS has either fully funded such Benefit Plan through a trust or has made appropriate provision for all of EIS’ Liability thereunder in the Financial Statements and the Interim Trial Balance, and (ii) there has been no withdrawal or transfer of assets from any funding arrangements for the Benefit Plan (other than payments of benefits to eligible beneficiaries, refunds to plan members of over-contributions and payment of reasonable expenses, all to the extent permitted by the Benefit Plan, the associated funding arrangement and Applicable Law). With respect to each Benefit Plan, all employee contributions (if any) have been fully paid into the funding arrangement for the Benefit Plan.

(h)

Except as indicated in Schedule 4.1.12 of the EIS Disclosure Letter, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees or former employees of EIS beyond retirement or other termination of service, other than:

	(i)	coverage required by Applicable Law,

	(ii)	deferred compensation benefits accrued as Liabilities in the Financial Statements and Interim Trial Balance; or

	(iii)	benefits the full cost of which is borne by the employees or former employees (or their respective beneficiaries).

(i)	Except as disclosed in Schedule 4.1.12 of the EIS Disclosure Letter,

(i)

there is no claim (other than routine claims for benefits), demand, suit, action, cause of action, dispute, proceeding, litigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to any of the Benefit Plans or the associated funding arrangements, EIS is not aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to the Knowledge of EIS, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and

	(ii)	there is not at present outstanding or pending any Order that adversely affects, or in any way relates to, any Benefit Plan or the associated funding arrangement.

4.1.13	Collective Agreements

                    EIS is not a party, either directly or by operation of law, to any collective agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of EIS or has applied or threatened to apply to be certified as the bargaining agent of any of such employees. No material work stoppage or other material labour dispute in respect of EIS or the Business is pending or threatened. There have been no union organizing efforts conducted within the last two (2) years with respect to the employees of EIS.

4.1.14	Residence of EIS

                    EIS is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.1.15	Insurance

                    EIS has caused the Purchased Assets to be insured through reputable insurers against loss or damage as is appropriate to the Business and the Purchased Assets in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to, and including, the date of Closing. All such policies of insurance are in full force and effect and EIS is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy. Schedule 4.1.15 of the EIS Disclosure Letter sets forth a list of the material terms of all insurance policies, letters of credit and surety bonds covering or relating to the Business or the Purchased Assets.

4.1.16	Intellectual Property

(a)

Registrations and Applications. Schedule 4.1.16 of the EIS Disclosure Letter contains a true and complete list of all Intellectual Property and Technology exercised in, used in or related to the Business (such Intellectual Property and Technology and all Confidential Information exercised in, used in or related to the Business or the Purchased Assets being “EIS Intellectual Property”).

(b)

Ownership. Except for Permitted Encumbrances, and except as set forth in Schedule 4.1.16 of the EIS Disclosure Letter, EIS is the sole and exclusive owner of, and has good and marketable worldwide title to, all EIS Intellectual Property *                    free and clear of all Encumbrances.

(c)	Validity of the Intellectual Property

(i)

The EIS Intellectual Property is valid, in full force and effect and has not been exercised, used or enforced or failed to be exercised, used or enforced in a manner that would result in the abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of any of such Intellectual Property. All applications, registrations, filings, renewals and payments necessary to preserve the rights of EIS in and to the EIS Intellectual Property have been duly filed, made, prosecuted, maintained, are in good standing and are properly recorded in the name of EIS;

(ii)

Other than the Litigation, EIS has no Knowledge of any pending or threatened litigation, proceeding, claim, demand, arbitration, mediation, dispute resolution, suit, action, investigation or judicial review in which the EIS Intellectual Property is alleged to be invalid or not properly in the name of EIS. For greater certainty, EIS is not aware of any action for abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of the EIS Intellectual Property; and

	(iii)	All applicable government fees with respect to any Canadian Patent listed in Schedule 4.1.16 of the EIS Disclosure Letter have been paid on the

* Confidential treatment requested.

basis that EIS and all of its predecessors in title are not entitled to claim small entity status as defined in the Canadian Patent Act. If any applicable government fee has been paid on the basis that EIS or any of its predecessors in title is entitled to claim such small entity status, EIS has proceeded with all applicable top-up fees pursuant to Section 78.6 of the Canadian Patent Act prior to February 1, 2007.

(d)

Complete. The EIS Intellectual Property *                     are sufficient and complete to enable the Buyer to carry on the Business as currently conducted and as intended to be conducted upon completion of the conversion of the Business to the Fourth Generation Products as set out in the Transition Schedule. EIS has a sufficient number of valid Licences to cover all Software used by EIS in the Business and included in the Intellectual Property.

(e)	Infringements by EIS. Except as set forth in Schedule 4.1.16 of the EIS Disclosure Letter or the Litigation, to the Knowledge of EIS:

(i)

the exercise or use of the EIS Intellectual Property does not breach, violate, conflict with, infringe or interfere with any rights or obligations of, or duties owed to, any Person or require payment or consent for the exercise or use of any Intellectual Property of another Person. For greater certainty, EIS is not aware of any pending or threatened litigation, proceeding, claim, demand, arbitration, mediation, dispute resolution, suit, action, investigation or judicial review which alleges the exercise or use of the EIS Intellectual Property would or does infringe the Intellectual Property of a third party; and

(ii)

any service provided or products manufactured, produced, used, sold or licensed by EIS or any process, method, packaging, advertising or material that EIS employs in the manufacture, marketing, sales or distribution of any such product or service, or the use or exercise of any of the EIS Intellectual Property in or related to the Business, does not breach, violate, conflict with, infringe or interfere with any rights or obligations of, or duties owed to, any Person or require payment or consent for the exercise or use of any Intellectual Property or another Person.

(f)

Licences and Covenants Not to Sue. Schedule 4.1.16 of the EIS Disclosure Letter lists all licence agreements to which EIS is a party or is bound by (whether as licensor, licensee or otherwise) with respect to the EIS Intellectual Property. Except as provided in Schedule 4.1.16 of the EIS Disclosure Letter, there are no judgments, covenants not to sue, permits, grants, franchises, licences, agreements or arrangements relating to any of the EIS Intellectual Property which bind, obligate or otherwise restrict EIS.

(g)	Third Party Infringements. To EIS’ Knowledge, there are no infringements of, passing-off related to, or other interference with, the EIS Intellectual Property by third parties.

* Confidential treatment requested.

(h)

“Work-for-Hire” Agreements. All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of the Intellectual Property on behalf of EIS or any predecessor-in-interest thereto either: (i) is a party to a “work-for-hire” agreement under which EIS is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of EIS (or such predecessor-in-interest, as applicable) of all right, title and interest in such material.

4.1.17		Privacy Matters

	(a)	Compliance. EIS carries on and has carried on the Business in compliance with all Applicable Laws relating to the protection of Personal Information wherever such Personal Information may be situate.

(b)

Consent. Where consent of an individual to the collection, use or disclosure of Personal Information is required, by law or the privacy policies of EIS, such consent has been obtained in accordance with Privacy Law and such policies.

	(c)	Purposes. All Personal Information held by EIS was collected and is used and disclosed by EIS for reasonable and legitimate purposes in accordance with Applicable Law and the privacy policies.

	(d)	Agents. EIS has not transferred Personal Information to any agent or other third party service provider for any purpose.

	(e)	No Investigations, Orders or Offences.

(i)

There are no current or unresolved requests for access to Personal Information, nor is EIS the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law;

(ii)

no order has been issued, nor any recommendations made, by any Privacy Commissioner or other data protection authority, in respect of EIS, the Business or its authorized agents, of Personal Information held by or on behalf of EIS or of any privacy practices or procedures of EIS;

(iii)

EIS has not been charged with or convicted of an offence for non-compliance with or breach of any Privacy Law, has not been fined or otherwise sentenced for non-compliance with or breach of any Privacy Law, nor has EIS settled any prosecution short of conviction for non-compliance with or breach of any Privacy Law;

(iv)

EIS has not received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure related to, any breach or alleged breach of or non-compliance with any Privacy Law; and

(v) there are no facts or circumstances that could give rise to breach or alleged breach of, or non-compliance with, any Privacy Law.

4.1.18		Environmental Matters

	(a)	Compliance. All operations of EIS are now and always have been in compliance in all respects with all applicable Environmental Laws and all Environmental Permits.

(b)

Environmental Permits. EIS possesses all Environmental Permits necessary or desirable to operate the Business. The Environmental Permits are listed on Schedule 4.1.18 of the EIS Disclosure Letter. The Environmental Permits are in full force and effect unamended, have been complied with in all respects; there are no proceedings in progress, or to the Knowledge of EIS, pending or threatened, which may result in the cancellation, revocation, suspension or modification of any Environmental Permit; and there are no facts or circumstances that may result in the cancellation, revocation, suspension or modification of an Environmental Permit. No Environmental Permit will become void or voidable as a result of the Closing nor is any consent of any Person required to the transactions contemplated hereby in order to maintain any Environmental Permit in full force and effect.

(c)

Remedial Orders. None of EIS, the Business or the Purchased Assets are the subject of any Remedial Order or any request from any Governmental Authority that may result in any Remedial Order, nor, to the Knowledge of EIS, has any investigation, evaluation or other proceeding been commenced to determine whether any such Remedial Order is necessary.

	(d)	No Offences. Except as disclosed in Schedule 4.1.18 of the EIS Disclosure Letter,

(i)

EIS has not been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law or Environmental Permit, nor has EIS been fined, ticketed or otherwise sentenced for non-compliance with or breach of any Environmental Law, nor has EIS settled any prosecution short of conviction for non-compliance with or breach of any Environmental Law or Environmental Permit; and

(ii)

EIS has not received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure, nor is EIS under investigation related to, any breach or alleged breach of or non-compliance with any Environmental Law or Environmental Permit.

(e)

Reporting. EIS has provided all reports and information to the appropriate Governmental Authority as required by such Governmental Authority pursuant to all applicable Environmental Laws and the Environmental Permits, copies of which have been provided to the Buyer.

(f)	No Release or Disposal of Hazardous Substances.

(i)

EIS has not caused or permitted, and EIS has no Knowledge of, the Release or Disposal of any Hazardous Substance on, from, under or to the Leased Premises or of any Release or Disposal from a facility owned or operated by any other Person, including previously owned or occupied properties, for which EIS may have liability;

(ii) there are no Hazardous Substances on, at or under the Leased Premises; and

(iii)

all Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of by or on behalf of EIS have been generated, handled, stored, treated, processed, transported or disposed of in compliance with all applicable Environmental Laws and the Environmental Permits.

Schedule 4.1.18 of the EIS Disclosure Letter identifies all the locations where Hazardous Substances used in whole or in part by EIS or resulting from the Business have been or are being handled, stored, treated, processed, transported or disposed of.

(g)

Neighbours. EIS has no Knowledge of a Release or Disposal of any Hazardous Substance from any property that could result in the presence of Hazardous Substances on the Leased Premises, or have an adverse effect on EIS, the Business or the Purchased Assets.

(h)

Documents, Records and Environmental Compliance Reviews. EIS has maintained all documents and records concerning the Environment in the manner and for the time periods required by Environmental Laws. Copies of all Environmental Compliance Reviews done by or on behalf of EIS or any other Person in respect of the Leased Premises, the Business or any Purchased Assets or any part of them have been provided to the Buyer.

(i)	Specific Issues. Except as disclosed in Schedule 4.1.18 of the EIS Disclosure Letter:

(i)

EIS has not received any Environmental Notice that EIS is, or is potentially, responsible for any clean-up, remediation or corrective or preventative action under any Environmental Laws and EIS has no Knowledge of any facts or circumstances which could give rise to any such Environmental Notice;

(ii)

EIS has not received any request for information with respect to the Disposal of any Hazardous Substance on, at or under any of the Leased Premises or the existence of a Hazardous Substance or waste disposal site on, at or under any of the Leased Premises;

	(iii)	EIS has no Knowledge that any part of the Leased Premises has been used by any Person for the Disposal of Hazardous Substances or as a dump site, either temporarily or permanently;

(iv)

no polychlorinated biphenyls, asbestos, asbestos-containing materials or urea formaldehyde or radio-active substances is or has ever been on or at the Leased Premises or in or forming part of any other Purchased Assets;

	(v)	no storage tanks are or have been on, at or under the Leased Premises;

	(vi)	all pollution control equipment operated as part of the Business is effective in meeting applicable emissions limits and effluent pre-treatment standards; and

	(vii)	EIS has not used any ozone depleting substance as a propellant nor has it used any equipment in a designated class containing any ozone depleting substance.

4.1.19	Occupational Health and Safety

                    EIS has provided the Buyer with all inspection reports under Occupational Health and Safety Acts relating to EIS. There are no outstanding inspection Orders or any pending or threatened charges made under any Occupational Health and Safety Acts relating to EIS or the Business. There have been no fatal or critical accidents within the last five years which might lead to charges under Occupational Health and Safety Acts. EIS has complied in all respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to EIS or the Business which are currently outstanding.

4.1.20	Workers’ Compensation

                    There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto which EIS has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on, there are no Assessments which are unpaid on the date hereof, and there are no facts or circumstances which may result in an increase in liability to EIS from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing. EIS’ accident cost experience relating to the Business is such that there are no pending or possible Assessments and there are no claims or potential claims which may adversely affect EIS’ accident cost experience.

4.1.21	Real Property Leases

                    Schedule 4.1.21 of the EIS Disclosure Letter sets forth a true and complete list of the Leases (including all amendments thereto), true and complete copies of which have been provided to the Buyer, and identifies the other party to each Lease. Each of the Leases is valid and enforceable in accordance with its terms. Each of the Leases covers the entire estate it purports to cover and, following Closing, will continue to entitle the Buyer to the use, occupancy and possession of the real property specified in the Lease for the purposes such property is currently used. All payments required to be paid by EIS pursuant to the Leases have been paid when due and EIS is not otherwise in default in meeting its obligations under any of the Leases. None of the other parties to the Leases is in default in meeting any of its obligations under its respective Lease. No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any party to a Lease and no party to a Lease is claiming any such default or taking any action purportedly based upon any such default. EIS has not waived, or omitted to take any action in respect of, any of its rights under any Lease. Except as described in Schedule 4.1.21 of the EIS Disclosure Letter, EIS is not aware of any non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases.

4.1.22	No Expropriation

                    EIS has not received any notice of expropriation of all or any part of the Purchased Assets and EIS is not aware of any expropriation proceeding pending or threatened against or affecting the Purchased Assets.

4.1.23	GST Registration

EIS is registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) and has been assigned GST/HST Number R123729576.

4.1.24	Contracts

(a)

Except for the Contracts listed in any of Schedules 4.1.11 (Employee List), 4.1.24 (Contracts) and 4.1.25 (Licenses) of the EIS Disclosure Letter, and except for the Leases and the Equipment Leases, EIS is not a party to or bound by any Contract (i) that is not in the ordinary course of the Business, or (ii) containing continuing covenants limiting the freedom of EIS to compete in any line of business with any Person or in any area or territory. True and correct copies of or descriptions of all of the Contracts listed in Schedules 4.1.11, 4.1.24 and 4.1.25 of the EIS Disclosure Letter, the Leases and the Equipment Leases have been delivered to the Buyer or its solicitors.

(b)

Except as disclosed on Schedule 4.1.24 of the EIS Disclosure Letter, the Contracts are all in good standing and in full force and effect with no amendments. All of the Contracts are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. EIS has complied with all material terms of the Contracts, has paid all amounts due thereunder, has not waived any rights thereunder and no default or breach exists in respect thereof on the part of any of the parties thereto. No event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to EIS under the Contracts are still due and owing to EIS without any right of set-off (other than any set-off right which exists at law) or counterclaim. Schedule 4.1.24 of the EIS Disclosure Letter also sets forth all quotations, orders or tenders for contracts which remain open for acceptance. EIS is not a party to any Contract which it does not have the capacity to perform, including the necessary personnel, equipment and supplies. Except as disclosed in Section 4.1.24 of the EIS Disclosure Letter, no purchase commitment of EIS is in excess of its normal business requirements or is not terminable by EIS without penalty on notice of 30 days or less.

4.1.25	Licenses

                    The only Licences necessary or desirable for the operation of the Business and the ownership of the Purchased Assets are listed in Schedule 4.1.25 of the EIS Disclosure Letter and are in full force and effect unamended. EIS is in compliance in all respects with all provisions of the Licences and there are no proceedings in progress, or pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licences. No Licence is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents nor is any consent or approval of any Person required to ensure the continued validity and effectiveness of any Licence in connection with the purchase of the Purchased Assets, this Agreement, any Closing Document or the transactions contemplated hereby or thereby.

4.1.26	Equipment Leases

                    Schedule 4.1.26 of the EIS Disclosure Letter sets forth a true and complete list of all Equipment Leases. All of the Equipment Leases are in full force and effect and no default exists thereunder on the part of EIS or, to the Knowledge of EIS, on the part of any of the other parties thereto. The entire interest of EIS under each of the Equipment Leases is held by EIS free and clear of any Encumbrances, except for Permitted Encumbrances, and all payments due under the Equipment Leases have been duly paid and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.

4.1.27	Condition of Purchased Assets

                    The Equipment and other tangible personal property of EIS which are Purchased Assets are to EIS’ Knowledge structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put, reasonable wear and tear excepted. None of such Equipment or other property is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

4.1.28	Compliance with Laws

                    The operations of EIS have been conducted and presently are conducted in all respects in compliance with all Applicable Laws of each jurisdiction in which the Business has been and is carried on and, except for breaches which are not in the aggregate material to EIS or to the Business, EIS has not received any notice of any alleged breach or investigation under any such Applicable Laws. To the Knowledge of EIS, no officer, employee or agent of EIS, nor any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist EIS in connection with any actual or proposed transaction) in violation of any Applicable Laws.

4.1.29	Suppliers and Customers

                    EIS has delivered to the Buyer a true and complete list of (i) all customers of EIS since October 1, 2005 and (ii) all suppliers of EIS that have billed in excess of CAD$50,000 since October 1, 2005. To EIS’ Knowledge, no such supplier or customer has any intention to change its relationship or any terms upon which it will conduct business with EIS. There has been no interruption to or discontinuity in any customer or supplier arrangements or relationships referred to in this Section 4.1.29 of the EIS Disclosure Letter and, except as disclosed in Schedule 4.1.29 of the EIS Disclosure Letter, EIS has not entered into any fixed price commitments (whether written or oral) which extend beyond the Closing.

4.1.30	Trade Allowances

                    Except as described in Schedule 4.1.30 of the EIS Disclosure Letter, no customer of EIS is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreement or understanding (whether written or oral) with or concessions granted to any customer. Schedule 4.1.30 of the EIS Disclosure Letter also includes a summary of all marketing and pricing policies, including promotions and trade allowances, relating to EIS which are currently in effect or which have been in effect during any of its five most recently completed fiscal years.

4.1.31	Product Liability and Product Warranty

(a)

EIS has not received any statements, citations or decisions or orders by any Governmental Authority stating that any product or service manufactured, provided, sold, designed, marketed or distributed at any time relating to the Business is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.

(b)	There are no existing or threatened product liability or other similar claims against EIS for products or services of the Business.

(c)	All products sold, serviced or distributed by EIS in respect of the Business have been in conformance with all contractual commitments and all express or implied warranties of EIS.

(d)

Except as disclosed in Section 4.1.31(d) of the EIS Disclosure Letter, no product sold, serviced or distributed by EIS in respect of the Business prior to the Closing is subject to any guarantee or warranty other than EIS’ or the purchasing customer’s standard terms and conditions of sale and the legal warranties, if any, in the applicable jurisdictions.

4.1.32	Taxes

(a)

EIS has paid or made arrangements for the payment of all Taxes in respect of the Business and the Purchased Assets, as well as all professional fees incurred in connection with such Taxes, which are capable of forming or resulting in an Encumbrance on the Purchased Assets or becoming a liability or obligation of the Buyer and there are no inquiries, audits, investigations, disputes, objections, appeals or other proceedings in progress, pending or threatened in connection with any Taxes in respect of the Business or the Purchased Assets. All Tax Returns required to be filed in connection with the Business or the Purchased Assets have been accurately prepared and duly and timely filed.

(b)

EIS has withheld or collected all amounts required to be withheld or collected by it in respect of Taxes, and has remitted such amounts to the applicable Governmental Authority when required to do so and, in respect of such amounts withheld or collected that are not yet required to be remitted, has properly set aside such amounts in accounts for such purpose or included in the Balance Sheet. Without limiting the generality of the foregoing, EIS has fulfilled all material requirements under the Income Tax Act (Canada), the Canada Pension Plan, the Employment Insurance Act (Canada) and any applicable provincial legislation for withholding of amounts from employees and has remitted all amounts withheld to the appropriate authorities within the prescribed times.

4.1.33	Books and Records

                    EIS has made available to the Buyer all Books and Records. Such Books and Records fairly and correctly set out and disclose in all respects the financial position of EIS and the Business in accordance with good business practice and all financial transactions relating to EIS and the Business have been accurately recorded in such Books and Records. The Books and Records:

(a)	accurately reflect the basis for the financial condition and the revenues, expenses and results of the operations of EIS and the Business shown in the Financial Statements; and

(b)	present fairly the financial condition and the revenues, expenses and results of the operations of EIS and the Business as of and to the date hereof.

4.1.34	Competition Act; HSR Act

                    The aggregate value of the Purchased Assets in Canada, determined as of such time and in such manner as is prescribed under the Competition Act, does not exceed CAD$50,000,000 and the gross revenues from sales in or from Canada, generated from the Purchased Assets in Canada determined for such annual period and in such manner as is prescribed under the Competition Act, do not exceed CAD$50,000,000. The aggregate value of the Purchased Assets and Assumed Liabilities calculated for purposes of the HSR Act do not exceed $50,000,000.

4.1.35	Investment Canada Act

                    EIS is a “WTO investor” as defined in the Investment Canada Act. The Business does not, directly or indirectly, involve, in whole or in part, any of the business activities set out in Section 14.1(5) of the Investment Canada Act or any activities prescribed for purposes of Section 15 of the Investment Canada Act. The aggregate value of the Purchased Assets used in carrying on any Canadian Business or Canadian Businesses forming part of the Business, determined in accordance with the Investment Canada Act and the regulations thereunder, is less than CAD$281million.

4.1.36	Relationships with Related Persons

                    Other than as set out in Section 4.1.36 of the EIS Disclosure Letter, no Shareholder or any Principal or any Related Person of any of them has, or since October 1, 2005 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business other than Mr. Manor. None of EIS nor any Principal or Shareholder nor any Related Person of any of them owns, or since October 1, 2005, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with EIS or (b) engaged in competition with EIS with respect to any line of the products or services of EIS in any market presently served by EIS. No Shareholder, Principal or any Related Person of any of them is a party to any Contract with, or has any claim or right against, EIS.

4.1.37	Solvency

EIS is not now insolvent and will not be rendered insolvent by any of the transactions which are the subject matter of this Agreement.

4.1.38	Liabilities

                    Other than the Assumed Liabilities, there are no Liabilities outstanding with respect to the Business or the Purchased Assets for which Buyer or its directors, officers, employees, agents, or other representatives of the Buyer may be held liable as a result of the transactions contemplated by this Agreement and the Closing Documents.

4.1.39	Disclosure

                    No representation or warranty made by EIS in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective buyer of the Purchased Assets seeking full information as to the Purchased Assets, EIS and the Business. Without limiting the scope of the foregoing, EIS has no Knowledge of any change, event or occurrence that has taken place or is pending that has, or in the future could have, a material adverse effect on the value or ownership of the Purchased Assets, EIS, the Business or the ability of the Buyer to operate the Business subsequent to Closing in the manner in which it has been operated by EIS prior to Closing, or which could result in a material increase in the costs of operating the Business subsequent to

Closing, including any pending or present change in any Applicable Law or other requirement, including the obtaining or maintenance of Licences or approvals.

4.1.40	Protection of Confidentiality

                    EIS has taken commercially reasonable precautions and made commercially reasonable efforts to protect the Confidential Information related to or used in the Business from disclosure to, or use by, unauthorized Persons, as well as from harm, theft, tampering, sabotage and transmission. EIS is not aware of any security or confidentiality related to the Business having been breached by any Person.

4.1.41	Inventory

                    All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of Business of EIS except for Obsolete Inventory. Inventories now on hand were purchased in the ordinary course of business of EIS at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of EIS.

4.2	Representations and Warranties of Mr. Manor

                    Mr. Manor represents and warrants to the Buyer as is set out in the following Subsections of this Section and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

4.2.1	Execution, Delivery and Enforceability

                    This Agreement has been, and each Closing Document to which Mr. Manor is a party, will on Closing be, duly executed and delivered by Mr. Manor, and this Agreement constitutes, and each Closing Document to which Mr. Manor is a party will on Closing constitute, a valid and binding obligation of Mr. Manor enforceable against him in accordance with its terms.

4.2.2	Absence of Conflicting Agreements

                    None of the execution and delivery of, or the observance and performance by Mr. Manor of, any covenant or obligation under this Agreement or any Closing Document to which he is a party, or the Closing:

(a)

contravenes or results in, or will contravene or result in, a material violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i) any Applicable Law; or

(ii) the provisions of any contract to which he is a party; or

(b)	results in the creation or imposition of any Encumbrance on Mr. Manor or any of the Purchased Assets.

4.2.3	Consents, Approvals

Except as set forth in Schedule 4.2.3 of the Manor Disclosure Letter:

(a)

no consent, approval, authorization, registration, declaration or filing with any Governmental Authority or any other Person is required by Mr. Manor in connection with the execution and delivery by Mr. Manor of this Agreement or the observance and performance by Mr. Manor of his obligations under this Agreement;

(b)

no consent or approval is required to be obtained by Mr. Manor in connection with the execution and delivery by Mr. Manor of this Agreement or any of the Closing Documents to (i) avoid the loss of any Licence or the breach of any Contract or the creation of any Encumbrance on any of the Purchased Assets, or (ii) to enable the Buyer to own and operate the Purchased Assets and continue the lawful operation of the Business following the date of Closing; and

(c)

there is no requirement, on the part of Mr. Manor, to make any filing with, give any notice to, or obtain any License from, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement or by any of the Closing Documents.

4.2.4	Sufficiency of Manor Assets

                    The Manor Assets constitute all of the assets, tangible and intangible, of any nature whatsoever owned by Mr. Manor that are used in the operation of the Business as currently conducted or as proposed to be conducted by EIS *                    .

4.2.5	Title to Assets

                    Mr. Manor is the registered, legal and beneficial owner of the Manor Assets, with good and marketable title thereto, free and clear of all title defects and Encumbrances, except for Permitted Encumbrances. At Closing, Mr. Manor will convey to Buyer good and marketable title to all of the Manor Assets free and clear of all Encumbrances, except for the Permitted Encumbrances.

4.2.6	No Options

                    No Person other than the Buyer has any oral or written agreement, option, warrant, privilege or right, or any right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the purchase from Mr. Manor of any of the Manor Assets.

* Confidential treatment requested.

4.2.7	Litigation

                    There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to Mr. Manor or affecting the Manor Assets or the Business, nor, to the Knowledge of Mr. Manor, are any of the same pending or threatened. Mr. Manor is not aware of any state of facts which would provide a valid basis for any of the foregoing. There is not at present outstanding or pending against Mr. Manor any Order that may adversely affect the Business or any of the Manor Assets.

4.2.8	Residence of Mr. Manor

Mr. Manor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.2.9	No Expropriation

                    Mr. Manor has not received any notice of expropriation of all or any part of the Manor Assets and Mr. Manor is not aware of any expropriation proceeding pending or threatened against or affecting the Manor Assets.

4.2.10	*

(a)

Registrations and Applications. Schedule 4.2.10 to the Manor Disclosure Letter contains a true and complete list of all *                    owned by Mr. Manor and exercised in, used in or related to the Business (such *                    and all Confidential Information owned by Mr. Manor and exercised in, used in or related to the Business being “ *                    ”).

(b)

Ownership. Except for Permitted Encumbrances, and except as set forth in Schedule 4.2.10 to the Manor Disclosure Letter, Mr. Manor is the sole and exclusive owner of, and has good and marketable worldwide title to, all *                    , free and clear of all Encumbrances.

(c)	Validity of the *

(i)

The *                    is valid, in full force and effect and has not been exercised, used or enforced or failed to be exercised, used or enforced in a manner that would result in the abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of any of such *                    . All applications, registrations, filings, renewals and payments necessary to preserve the rights of Mr. Manor in and to the *                    have been duly filed, made, prosecuted, maintained, are in good standing and are properly recorded in the name of Mr. Manor;

(ii) Mr. Manor has no Knowledge of any pending or threatened litigation, proceeding, claim, demand, arbitration, mediation, dispute resolution, suit,

* Confidential treatment requested.

action, investigation or judicial review in which the *                    is alleged to be invalid or not properly in the name of Mr. Manor. For greater certainty, Mr. Manor is not aware of any action for abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of the *                    ; and

(iii)

All applicable government fees with respect to any *                    listed in Schedule 4.2.10 to the Manor Disclosure Letter have been paid on the basis that Mr. Manor, and all of his predecessors in title are not entitled to claim small entity status as defined in the *                    Act. If any applicable government fee has been paid on the basis that Mr. Manor or any of his predecessors in title is entitled to claim such small entity status, Mr. Manor has proceeded with all applicable *                    pursuant to *                    of the *                    Act prior to February 1, 2007.

(d)	Complete. The * , along with the EIS Intellectual Property, is sufficient and complete to enable the Buyer to carry on the Business * .

(e)	* by Manor. Except as set forth in Schedule 4.2.10 to the Manor Disclosure Letter, to the Knowledge of Mr. Manor:

(i)

the exercise or use of the *                    related to or in conducting the Business does not breach, violate, conflict with, *                    or interfere with any rights or obligations of, or duties owed to, any Person or require payment or consent for the exercise or use of any *                    of another Person. For greater certainty, Mr. Manor is not aware of any pending or threatened litigation, proceeding, claim, demand, arbitration, mediation, dispute resolution, suit, action, investigation or judicial review which alleges the exercise or use of the *                    related to or in conducting the Business would or does *                    the *                    of a third party; and

(ii)

any service provided or products manufactured, produced, used, sold or licensed by Mr. Manor or EIS or any process, method, packaging, advertising or material that Mr. Manor or EIS employs in the manufacture, marketing, sales or distribution of any such product or service, or the use or exercise of any of the *                    in or related to the Business, does not breach, violate, conflict with, *                    or interfere with any rights or obligations of, or duties owed to, any Person or require payment or consent for the exercise or use of any *                    or another Person.

(f)	* and Covenants Not to Sue. Schedule 4.2.10 to the Manor Disclosure Letter lists all * agreements to which Mr. Manor is

* Confidential treatment requested.

a party or is bound by (whether as *                    or otherwise) with respect to the *                    . Except as provided in Schedule 4.2.10 to the Manor Disclosure Letter, there are no judgments, covenants not to sue, permits, grants, franchises, *                    , agreements or arrangements relating to any of the *                    which bind, obligate or otherwise restrict Mr. Manor.

(g)	Third Party * . To the Knowledge of Mr. Manor, there are no * of, * related to, or other interference with, the * by third parties.

4.2.11	Other Manor Assets

Other than the * , there are no other assets owned by Mr. Manor used in the Business or contemplated to be used in the future in connection with the production, manufacture and sale of the * of EIS.

4.2.12	GST Registration

Mr. Manor is registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) and has been assigned GST/HST Number BN 19731 1244.

4.2.13	Disclosure

                    No representation or warranty made by Mr. Manor in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective buyer of the Manor Assets seeking full information as to the Manor Assets and the Business. Without limiting the scope of the foregoing, Mr. Manor has no Knowledge of any change, event or occurrence that has taken place or is pending that has, or in the future could have, a material adverse effect on the value or ownership of the Manor Assets or the ability of the Buyer to use the Manor Assets subsequent to the Closing in the manner in which it has been used by Mr. Manor and EIS prior to the Closing and as contemplated to be used by Mr. Manor and EIS in the future in connection with the production, manufacture and sale of the *                    of EIS or which could result in a material increase in the costs of operating the Business subsequent to Closing, including any pending or present change in any Applicable Law or other requirement, including the obtaining or maintenance of Licences or approvals.

4.3	Representations and Warranties of Principals and Shareholders

                    Each Principal and Shareholder represents and warrants to the Buyer in respect of itself and its related Shareholder and Principal only, as applicable, as is set out in the following Subsections of this Section and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

* Confidential treatment requested.

4.3.1	Trust Matters

(a)

The Shareholder is a trust duly organized and not dissolved under the laws of its jurisdiction of formation. No proceedings have been taken or authorized by the Shareholder or, to the Knowledge of the Shareholder, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Shareholder.

(b)

The Shareholder has all necessary power and capacity to enter into, execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby and any instruments or agreements required herein or therein.

(c)

The Shareholder has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

4.3.2	Execution, Delivery and Enforceability

                    This Agreement has been, and each Closing Document to which the Principal or Shareholder is a party will on Closing be, duly executed and delivered by the Principal and Shareholder, as applicable, and this Agreement constitutes, and each Closing Document to which the Principal and Shareholder is a party will on Closing constitute, a valid and binding obligation of the Principal or Shareholder, as applicable, enforceable against it in accordance with its terms.

4.3.3	Absence of Conflicting Agreements

                    None of the execution and delivery of, or the observance and performance by the Principal or Shareholder of, any covenant or obligation under this Agreement or any Closing Document to which the Principal or Shareholder is a party, or the Closing:

(a)

contravenes or results in, or will contravene or result in, a material violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i) any Applicable Law; or

(ii) the provisions of any contract to which it is a party; or

(b)	results in the creation or imposition of any Encumbrance on the Principal or Shareholder, as applicable, or any of the Purchased Assets.

4.4	Representations and Warranties of Buyer

                    The Buyer represents and warrants to the Sellers as set out in the following Subsections of this Section 4.4 and acknowledges that the Sellers are relying upon such representations and warranties in entering into this Agreement.

4.4.1	Corporate Matters

(a)

The Buyer is a corporation duly incorporated, organized and not dissolved under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Buyer or, to the Buyer’s Knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer.

(b)

The Buyer has all necessary corporate power and capacity to enter into, execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby and any instruments or agreements required herein or therein.

(c)

The Buyer has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(d)

This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing be, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

4.4.2	Public Disclosure

                    Since January 1, 2005, the Buyer has filed all required forms, reports and statements (collectively, the “Public Disclosures”) with the SEC. As of their respective dates (and without giving effect to any amendments, supplements or modifications filed after the date of this Agreement), none of the Public Disclosures filed by the Buyer contained any misrepresentation or any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.4.3	Absence of Conflicting Agreements

                    None of the execution and delivery of, or the observance and performance by the Buyer of any covenant or obligation under, this Agreement and the Closing Documents to which it is a party, or the Closing, contravenes or results in, or will contravene or result in, a material violation of or a default under (with or without the giving of notice or lapse of time, or both) or the acceleration of any material obligation under:

(a)	any Applicable Law;

(b)	the articles, by-laws, directors’ or shareholder resolutions of the Buyer; or

(c)	any agreement, obligation or instrument to which the Buyer is a party or by which the Buyer is affected or bound.

4.4.4	Investment Canada Act

The Buyer is a “WTO investor” as defined in the Investment Canada Act.

4.4.5	Consents and Approvals

                    Subject to obtaining Competition Act Approval and Investment Canada Act Approval, no consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by the Buyer in connection with:

(a)	the Closing;

(b)	the execution and delivery by the Buyer of this Agreement or any Closing Document to which it is a party; or

(c)	the observance and performance by the Buyer of its obligations under this Agreement or any Closing Document to which it is a party.

4.5	Commission

                    Each Party represents and warrants to the other Parties that the other Parties will not be liable for any brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

4.6	Non-Waiver

                    No investigations made by or on behalf of the Buyer at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Sellers or the Shareholders in this Agreement or in any Closing Document. No waiver by the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition or affect its right to indemnification pursuant to Article 6.

4.7	Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document against such Party is subject to the following qualifications:

(a)	specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

4.8	Survival of Covenants, Representations and Warranties of EIS

All representations and warranties made by EIS in this Agreement shall survive the Closing as follows:

(a)	the representations and warranties set forth in Sections 4.1.1, 4.1.5, 4.1.6, 4.1.18, 4.1.34 and 4.1.35 of this Agreement shall survive the Closing and will continue without time limit;

(b)

the representations and warranties set forth in Section 4.1.16 of this Agreement shall survive for a period of three years from the Closing and, after such period, EIS will not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period;

(c)

the representations and warranties set forth in Section 4.1.32 of this Agreement in respect of a particular taxation year, period or event shall survive until 180 days after the expiration of the period, if any, during which a Governmental Authority is entitled to issue any assessment, reassessment or other form of recognized document assessing liability for Tax under applicable Tax legislation in respect of such taxation year, period or event, without taking into account any waiver or similar document extending such period given after the Closing unless the Buyer has provided its written consent to the giving of such waiver or similar document;

(d)

all of the other representations and warranties of EIS contained in this Agreement or in any other Closing Document shall survive for a period of 18 months from the Closing and, after such period, EIS will not have any further liability hereunder with respect to such representation and warranties except with respect to claims properly made within such period; and

(e)	all of EIS’ covenants and agreements contained in this Agreement or any Closing Document shall survive the Closing and continue until performed or waived.

Notwithstanding the foregoing, there shall be no limitation on the right of the Buyer to bring any claim, action or proceeding based on any fraudulent misrepresentation of EIS.

4.9	Survival of Covenants, Representations and Warranties of the Principals and Shareholders

All representations, warranties, covenants and agreements made by the Principals and Shareholders in this Agreement shall survive the Closing as follows:

(a)	the representations and warranties set forth in Sections 4.2.1, 4.2.5, 4.2.6, 4.3.1 and 4.3.2shall survive Closing without time limit;

(b)

the representations and warranties set forth in Section 4.2.10 of this Agreement shall survive for a period of three years from the Closing and, after such period, Mr. Manor will not have any further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period;

(c)

all of the other representations and warranties of the Principals and the Shareholders contained in this Agreement or in any other Closing Document shall survive for a period of 18 months from the Closing and, after such period, the Principals and the Shareholders will not have any further liability hereunder with respect to such representation and warranties except with respect to claims properly made within such period; and

(d)	all of the covenants and agreements of the Principals and the Shareholders contained in this Agreement or any Closing Document shall survive the Closing and continue until performed or waived.

Notwithstanding the foregoing, there shall be no limitation on the right of the Buyer to bring any claim, action or proceeding based on any fraudulent misrepresentation of a Principal or Shareholder.

4.10	Survival of Covenants, Representations and Warranties of Buyer

All representations, warranties, covenants and agreements made by the Buyer in this Agreement or any Closing Document shall survive the Closing as follows:

(a)	the representations and warranties set forth in Sections 4.4.1 and 4.4.4 shall survive the Closing without time limit;

(b)

all of the other representations and warranties of Buyer in this Agreement and in any Closing Document shall survive for a period of 18 months from the Closing and, after such period, the Buyer will have no further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(c)	all covenants and agreements of the Buyer contained in this Agreement or any Closing Document shall survive the Closing and continue until performed or waived.

ARTICLE 5
OTHER COVENANTS OF THE PARTIES

5.1	Bulk Sales

The Sellers shall comply with the Bulk Sales Act (Ontario) and other comparable legislation, where applicable, on Closing.

5.2	Filings with Governmental Agencies

                    As soon as practicable, the Buyer and the Sellers shall make all filings, notices or requests for approval required to be given or made to any Governmental Authority in connection with the sale and transfer of the Purchased Assets. Each Party shall furnish or cause to be furnished to the other such information and assistance as it may reasonably request in order to prepare any filings or submissions or notices to be made or given by it, but neither the Buyer nor the Sellers shall be obligated to provide to any Governmental Agency any undertakings or commitments other than those that are not unduly onerous or which are commonly provided in transactions of the nature and size contemplated by this Agreement.

5.3	PST and Other Clearance Certificates

                    On or before Closing, the Sellers shall deliver to the Buyer the duplicate copies of the certificates issued to the Sellers pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and any other similar certificate or document required by Applicable Law.

5.4	Change Name of EIS

                    Forthwith following the Closing, EIS shall discontinue further use of all trade names, including its legal name, EIS Electronic Integrated Systems Inc. (the “Trade Names”), except where legally required to identify EIS until its name has been changed to another name. Not later than two Business Days after the Closing, EIS shall file articles of amendment or otherwise take all such corporate action as may be necessary to change the corporate name of EIS to a name having no visual or sound similarity to such Trade Names. The Buyer will have the exclusive right after the Closing to use the Trade Names and to change its corporate name to include one or more of the Trade Names or variations thereof; provided, however, that EIS may recommence using the Trade Names if it reacquires the rights thereto upon the proper enforcement of its security interest in accordance with the terms and conditions of the Security Agreement. EIS shall at the Closing execute any documents which may be necessary or desirable in order for the Buyer to effect such name change.

5.5	Non-Competition-Non-Solicitation

The Sellers, each Principal and each Shareholder shall execute and deliver a Non-Competition Agreement in favour of the Buyer at the Closing.

5.6	Discharge of Security Interest

The security registration of Royal Bank of Canada against EIS shall be discharged on or prior to Closing.

5.7	Removing Excluded Assets

                    EIS shall have removed all Excluded Assets, other than the personal property of Hired Employees, from the Leased Premises prior to the date hereof. Such removal shall have been done in such manner as to avoid any damage to the Leased Premises and other properties to be occupied by Buyer and any disruption of the Business operations to be conducted by Buyer after the Closing. Any damage to the Purchased Assets or to the Leased Premises resulting from such removal will be paid by EIS at the Closing. If EIS failed to remove the Excluded Assets as required by this Section, the Buyer will have the right, but not the obligation, (a) to remove the Excluded Assets at EIS’ sole cost and expense; (b) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same; or (c) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. EIS will promptly reimburse the Buyer for all costs and expenses incurred by the Buyer in connection with any Excluded Assets not removed by EIS on or before the Closing.

5.8	Customer and Other Business Relationships

                    After the Closing, the Sellers, the Principals and the Shareholders shall cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of EIS existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, distributors, manufacturers and others, and EIS will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships. EIS will refer to Buyer all inquiries relating to the Business. No Seller, Principal or Shareholder nor any of their officers, trustees, employees, agents or shareholders, as applicable, will take any action that would tend to diminish the value of the Purchased Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer. EIS shall diligently enforce any and all rights and remedies available to it or its Affiliates under the terms of any confidentiality agreements or non-disclosure agreements executed by EIS in respect of Confidential Information of the Business that are Excluded Assets, including by injunction or specific performance.

5.9	Discharge of Obligations Under Contracts etc.

                    If the Closing occurs, from and after the Closing, the Buyer will assume and observe, perform and discharge the covenants and obligations of the Sellers under the Contracts in accordance with their respective terms to the extent that the same will arise or accrue at any time after the Closing and relate to periods commencing after the Closing, other than Excluded Liabilities. All Liability to any Person arising in respect of the Business prior to the Effective Time or which relates to any period prior to the Effective Time will remain the responsibility of EIS and will be fully discharged by EIS in a timely manner after the Effective Time regardless of when such Liability arises, including any Liability due to a reassessment, supplementary assessment, penalty assessment or increased assessment or any other assessment made in respect of the Business under applicable workers’ compensation legislation which was fixed or levied with respect to a period of time or an event occurring prior to the Effective Time.

5.10	Warranty Claims

                    The Buyer will replace or repair all defective products for which valid warranty claims are made by third parties against EIS within one year of the Effective Time with respect to the products of the Business sold prior to the Effective Time and EIS will reimburse the Buyer for the full cost of such replacements and repairs. EIS will have the right to inspect the Buyer’s

Books and Records for the purpose of auditing any charges for warranty work, provided that such right is exercised not later than three months after the end of such year.

5.11	Litigation

                    The Sellers shall use their best efforts to vigorously defend the Litigation to the best of their abilities. In the event that Buyer, either directly or indirectly, acquires beneficial ownership of all of the outstanding equity securities of Claimant, it will cause Claimant to release EIS from all past claims under the Litigation. As used in this Section 5.11, the term “beneficial ownership” has the meaning set forth in Rule 13d-3 under the 1934 Act, and the term “equity security” has the meaning set forth in Section 3(a)(11) of the 1934 Act.

5.12	Registration Procedures

5.12.1	Obligation to File Registration Statement

Subject to Section 5.13, the Buyer shall:

(a)

subject to receipt of a Shareholder Representation Agreement and Questionnaire to Selling Shareholders from each Seller to whom Share Consideration is issued at the Closing and from each Person to whom a Seller transfers Share Consideration after Closing (which Persons shall be Affiliates of EIS or its shareholders and subject to the approval of Buyer, in its sole discretion) (each, an “Investor” and collectively, the “Investors”), prepare and file with the SEC, within thirty (30) Business Days after the Closing, a Registration Statement on Form S-3 (the “Registration Statement”) to enable the resale of the Share Consideration by the Investors on The NASDAQ Capital Market or in privately-negotiated transactions;

(b)

use its commercially reasonable efforts, subject to receipt of a Shareholder Representation Agreement and Questionnaire to Selling Shareholders from the Investors, to cause the Registration Statement to become effective as soon as practicable, but in no event later than ninety (90) Business Days after the Registration Statement is filed by the Buyer;

(c)

use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith (the “Prospectus”) as may be necessary to keep the Registration Statement current and effective for a period not exceeding, with respect to each Investor’s Share Consideration issued hereunder, the earlier of (i) the second anniversary of the Closing, (ii) the date on which the Investor may sell all Share Consideration then held by the Investor pursuant to Rule 144(k) under the 1933 Act, or (iii) such time as all Share Consideration issued to such Investor pursuant to this Agreement has been sold pursuant to a registration statement or an exemption from registration under the 1933 Act, including any sale of the Share Consideration to the Buyer or its Affiliate(s), and to notify each Investor promptly upon the Registration Statement and each post-effective amendment thereto being declared effective by the SEC;

(d)

promptly furnish to the Investors with respect to the Share Consideration registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses (including supplemental prospectuses) and preliminary versions of the Prospectus filed with the SEC (“Preliminary Prospectuses”) in conformity with the requirements of the 1933 Act and such other documents as the Investor may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Share Consideration by the Investors; provided, however, that unless waived by the Buyer in writing, the obligation of the Buyer to deliver copies of Prospectuses or Preliminary Prospectuses to the Investors shall be subject to the receipt by the Buyer of reasonable assurances from the Investors that the Investors will comply with the applicable provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and state, Blue Sky or provincial securities laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

(e)

file any documents required of the Buyer for normal clearance in states specified in writing by the Investors; provided, however, that the Buyer shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented; and

(f)

advise the Investors, promptly after it shall receive notice or obtain Knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

                    It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Section 5.12.1 that the Investors shall furnish to the Buyer such information regarding (i) themselves pursuant to an investor questionnaire, the form of which shall be satisfactory to the Buyer in its sole discretion (the “Investor Questionnaire”); (ii) the Share Consideration to be sold by the Investors; and (iii) the intended method of disposition of such securities as shall be required or advisable in the sole reasonable judgment of the Buyer to effect the registration of the Share Consideration under the 1933 Act.

5.12.2	Expenses

                    The Buyer will pay any and all expenses in connection with the registration of the Share Consideration pursuant to the Registration Statement including, without limitation, registration fees, the fees and expenses of legal, accounting and other professional advisors to the Buyer, and printing costs, except for the costs and expenses of separate legal counsel or other advisors retained by the Investors in connection with the Registration Statement or the sale of the Share Consideration under the Registration Statement or any underwriting commissions and broker expenses incurred by the Investors upon such sale of the Share Consideration.

5.12.3	Transfer of Shares after Registration; Suspension

(a)

Each Investor agrees that it or he will not effect any disposition of the Share Consideration that would constitute a sale within the meaning of the 1933 Act other than pursuant to transactions exempt from the registration requirements of the 1933 Act, except as contemplated in the Registration Statement and as described below, and that the Investor will promptly notify the Buyer of any material changes in the information set forth in the Registration Statement regarding the Investor or the Investor’s plan of distribution. Each Investor also agrees that it or he will not sell any Share Consideration until the Buyer has filed with the SEC a Current Report on Form 8-K and/or any amendments thereto (collectively the “Transaction Form 8-K”) containing all of the information required by the Form 8-K with respect to the transactions contemplated by this Agreement.

(b)	Except in the event that Section 5.12.3(c) applies, the Buyer shall:

(i)

if deemed necessary by the Buyer in its sole discretion, prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and so that, as thereafter delivered to purchasers of the Share Consideration being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii)	promptly provide the Investors copies of any documents filed pursuant to Section 5.12.3(b)(i); and

(iii)

inform each Investor who so requests that the Buyer has complied with its obligations in Section 5.12.3(b)(i) (or that, if the Buyer has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Buyer will notify the Investor to that effect, will use its commercially reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify the Investor pursuant to Section 5.12.3(b)(i) hereof when the amendment has become effective).

(c)	In the event of:

(i)	any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related Prospectus or for additional information;

(ii)

the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iii)

the receipt by the Buyer of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Share Consideration for sale in any jurisdiction or the initiation of any proceeding for such purpose; or

(iv)

any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Buyer shall promptly deliver a certificate in writing to the Investors (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Investors will refrain from selling any Share Consideration pursuant to the Registration Statement (a “Suspension”) until the Investors are advised in writing by the Buyer that the current Prospectus may be used and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus.

In the event of any Suspension, the Buyer will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after delivery of a Suspension Notice to the Investors and the period set forth in Section 5.12.1(c)(i) shall be tolled for the duration of such Suspension.

(d)

If a Suspension is not then in effect, each Investor may sell Share Consideration under the Registration Statement, provided that the Investor arranges for delivery of a current Prospectus to the transferee of such Share Consideration. Upon receipt of a request therefor, the Buyer will provide an adequate number of current Prospectuses to the Investor and to any other parties requiring such Prospectuses.

(e)	Prior to a sale of Share Consideration by the Investors, unless such requirement is waived by the Buyer in writing, the Investors must also deliver to the Buyer’s legal counsel, as identified by the Buyer, a properly completed and signed Certificate of Selling Agent or Broker substantially in the form attached hereto as Schedule 5.12.3(e) (each, a “Certificate of Selling Agent or Broker”) and a copy of the stock certificate(s) representing the Share Consideration to be sold so that the Share Consideration may be properly transferred. Upon receipt of a properly completed and signed Certificate of Selling Agent or Broker and a copy of the stock certificate(s) representing the Share Consideration to be sold, and if the Registration Statement is then in effect and no Suspension is in effect, the Buyer shall request that its legal counsel render an opinion to the Buyer’s transfer agent within two (2) Business Days after the receipt by its legal counsel of the Certificate of Selling Agent or Broker and a copy of the related stock certificate(s) that such sale of the Share Consideration is registered under the 1933 Act pursuant to the Registration Statement. The Investors shall conduct such sale in accordance with the representations in the Certificate of Selling Agent or Broker and such legal counsel’s opinion.

(f)

In the event of any sale of the Share Consideration in accordance with this Agreement, the restrictive legend shall be removed with respect to the Share Consideration sold and the Buyer shall issue or cause to be issued a stock certificate without such legend to the purchaser of any such Share Consideration, only if:

	(i)	the sale of such Share Consideration is registered under the Registration Statement;

(ii)

the holder has provided the Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Share Consideration may be made without registration under the 1933 Act or other Applicable Laws; or

	(iii)	such Share Consideration is sold in compliance with Rule 144 under the 1933 Act or other Applicable Laws.

5.12.4	Termination of Conditions and Obligations

                    The conditions precedent imposed by this Section 5.12 upon the transferability of the Share Consideration shall cease and terminate as to any Share Consideration when such Share Consideration has been either effectively registered under the 1933 Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Share Consideration or at such time as an opinion of counsel reasonably satisfactory to the Buyer and its transfer agent shall have been rendered to the effect that such conditions are not necessary in order to comply with the 1933 Act.

5.13	“Piggyback” Registration Rights

                    If, at any time at any time during the year ending one (1) year after the Closing, the Buyer shall determine to register under the 1933 Act any of its Buyer Shares and, in its sole discretion, it wants to include the resale of the Share Consideration in such registration, it shall send to the Sellers notice of such determination at least thirty (30) calendar days prior to each such filing, and the Buyer will include in such registration statement (the “Piggyback Registration Statement”) the Share Consideration that has not yet been sold as described in Section 5.12.3(f); provided, however, that if, in connection with any offering involving an underwriting of Buyer Shares to be issued by the Buyer, the managing underwriter shall impose a limitation on the amount of Share Consideration included in any Piggyback Registration Statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Share Consideration shall be subject to such limitation and will be registered by Buyer as provided in Section 5.12. Any Share Consideration that is included in any underwritten offering under this Section 5.13 shall be sold upon such terms as the managing underwriter shall reasonably request but in any event shall be upon terms not less favorable than those upon which any other selling security holder shall sell any of its securities. If necessary to permit distribution of the Share Consideration, the Buyer will use its best efforts to maintain the effectiveness for the period described in Section 5.12.1(c) and from time to time will amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the 1933 Act and any applicable state securities statute or regulation. The provisions of Sections 5.12.1 (other than Sections 5.12.1(a) and 5.12.1(b)), Section 5.12.2, Section 5.12.3 and Section 5.12.4shall apply to the Piggyback Registration Statement. If the Buyer registers the resale of the Share Consideration as provided in this Section 5.13, its obligation under Section 5.12 to file the Registration Statement with respect to such Share Consideration shall terminate and, when the SEC declares the Piggyback Registration Statement effective, the Buyer may de-register the Share Consideration under the Registration Statement.

5.14	Indemnification

(a)

For the purpose of this Section 5.14 only: (i) the term “Selling Stockholder” shall include the Investors and each Person, if any, who controls the Investor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act; (ii) the term “Registration Statement” shall include any final Prospectus, exhibit, supplement or amendment included in or relating to, and any document incorporated by reference in, the Registration Statement or the Piggyback Registration Statement (or deemed to be a part thereof); and (iii) the term “untrue statement” shall include any untrue statement or alleged untrue statement or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)

(i) Subject to Section 6.16, the Buyer agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the 1933 Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement of a material fact contained in the Registration Statement or any failure by the Buyer to fulfill any undertaking included in the Registration Statement, and the Buyer will reimburse such Selling Stockholder for any reasonable legal expense or other actual accountable out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Buyer shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to the Buyer by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement, or any inaccuracy in representations or information made by such Selling Stockholder in the Investor Questionnaire or the failure of such Selling Stockholder to comply with its covenants and agreements contained in Section 5.12.3 or Section 5.13 hereof or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder.

(ii) Each Investor agrees to indemnify and hold harmless the Buyer (and each Person, if any, who controls the Buyer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, each officer of the Buyer who signs the Registration Statement and each director of the Buyer) from and against any losses, claims, damages or liabilities to which the Buyer (or any such officer, director or controlling person) may become subject (under the 1933 Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure by such Investor to comply with the covenants and agreements contained in Section 5.12.3 or Section 5.13 hereof, or any untrue statement of a material fact contained in the Registration Statement if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Investor specifically for use in preparation of the Registration Statement, and such Investor will reimburse the Buyer (or such officer, director or controlling person), as the case may be, for any reasonable legal expense or other actual accountable out-of-pocket expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided however, that the Investors shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, the failure of the Buyer to comply with its covenants and agreements contained in Sections 5.12.3 or Section 5.13 hereof. In no event shall the liability of any Investor hereunder be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Share Consideration giving rise to such indemnification obligation.

(iii) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5.14, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 5.14 (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Section 5.14. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof (unless it has failed to assume the defense thereof and appoint counsel reasonably satisfactory to the indemnified party), such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it appropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate locate counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could reasonably have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

(iv) If the indemnification provided for in this Section 5.14 is unavailable to or insufficient to hold harmless an indemnified party under Section 5.14(b)(i) or 5.14(b)(ii) in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Buyer on the one hand and the Investor on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Buyer on the one hand or the Investor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Buyer and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 5.14(b)(iv) were determined by pro rata allocation (even if the Investors were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 5.14(b)(iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 5.14(b)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.15	Post-Closing Access

                    After the Closing, for a period of six years following Closing, upon reasonable notice, each of the Buyer and the Sellers will give, or cause to be given, to the representatives, employees, counsel and accountants of the other, access, during normal business hours, to all Books and Records which relate to periods prior to the Closing, and will permit such Persons to examine and copy such Books and Records to the extent reasonably requested by the other Party in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, governmental investigations and other business purposes. However, no Party will be obligated to take any action pursuant to this Section that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information. The Sellers and the Buyer will cooperate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to any of the Purchased Assets or the Business (or the income therefrom or assets thereof) and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

                    Such access shall be given to each party subject to non-disclosure obligations in the Confidentiality Agreement, other confidentiality agreements, lawyer client privilege and other disclosure restrictions imposed by Applicable Law.

5.16	Lock-Up Agreements

                    Each of EIS, Mr. Manor and Mrs. Manor shall enter into a Lock-up Agreement with the Buyer at the Closing pursuant to which each will agree not to sell, transfer or otherwise dispose of any Buyer’s Shares that comprised part of the Share Consideration(other than in respect of EIS the 111,874 Buyer’s Shares received by EIS and distributed, or to be distributed to, the Shareholders other than the Manor Family Trust) for a period of one year from the Closing.

5.17	Key Man Insurance

                    Mr. Manor acknowledges and agrees that the Buyer or its designated Affiliate intends to obtain key man insurance with respect to Mr. Manor for the benefit of Buyer or such Affiliate on or after Closing and Mr. Manor agrees to take such acts and execute such documents as may reasonably be required in connection therewith.

5.18	Audited Financial Statements

                    EIS and each of the Shareholders and Principals shall use their commercially reasonable efforts to cause the audited financial statements of EIS for the years ended September 30, 2006 and 2007 to be issued by EIS on or prior to January 10, 2008 and, in connection therewith, shall provide such information, documentation and other support required by EIS and its auditors in order to complete the statements and the audit thereon.

ARTICLE 6
INDEMNIFICATION

6.1	Definitions

As used in this Article 6:

“Calculation Method” with respect to the calculation of any Tax Gross-Up on an Indemnity Payment payable to an Indemnified Party, means that such Tax Gross-Up shall be calculated by using a combined federal and provincial/territorial/state income tax rate applicable to the Indemnified Party in respect of the Indemnity Payment at the time of payment and without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment;

“Claim” means any demand, action, suit, proceeding, claim (other than contractual claims in the ordinary course of the Business that are not in dispute), grievance, arbitration, assessment, reassessment, judgment, settlement or compromise relating thereto;

“Commercial Use” means use of the Purchased Assets by the Buyer or its Affiliates in the ordinary course of Business but does not include a sale, lease or other disposition of the Purchased Assets outside of the ordinary course of Business;

“Defence Notice” has the meaning set out in Section 6.8; “Defence Period” has the meaning set forth in Section 6.8; “Defending Party” has the meaning set forth in Section 0;

“Direct Claim” means any Indemnification Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

“Environmental Loss” means:

(i)

any Loss suffered or incurred by the Buyer as a result of any Order, Environmental Request or Third Party Claim made against the Buyer or EIS in respect of any Pre-Existing Environmental Contamination; or

(ii)

any costs incurred by the Buyer which are necessary to remedy any Pre-Existing Environmental Contamination, so that the Buyer or its Affiliates can make Commercial Use of any portion of the Purchased Assets or such that any Hazardous Substances present on, at, or under the Leased Premises are remedied in accordance with applicable criteria published by Governmental Authorities;

“Environmental Request” means a written request made by any Governmental Authority to the Buyer or EIS pursuant to Environmental Laws which relates to any Pre-Existing Environmental Contamination and requires that some remedial monitoring or preventative measure be conducted;

“Final Decision” means a decision by a Governmental Authority from which no appeal lies or in respect of which all appeal rights have been exhausted and all time periods for appeal have expired without appeals having been taken;

“Indemnification Claim” means any act, omission or state of facts or Claim which may give rise to a right to indemnification under Section 6.2, 6.3, 6.4 or 6.5;

“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

“Indemnified Party” means any Person entitled to indemnification under this Agreement;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to Section 6.2, 6.3, 6.4 or 6.5;

“Loss” means any and all loss, liability, damage, cost or expense resulting from or arising out of any Claim, including the costs, fees and expenses of any action, suit, proceeding, claim, grievance, arbitration, injunction, demand, assessment, reassessment, judgment, settlement or compromise relating thereto, all interest, exemplary or punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith and all related losses and consequential damages, including royalty payments, loss of profits and losses and consequential damages resulting from any seizure, recall, delivery up or destruction of goods necessitated by an injunction or judgment but does not include any decrease in the price of the Buyer’s Shares;

“Pre-Existing Environmental Contamination” means any Hazardous Substance which can be shown:

(i) to have existed in, at, on or under the Leased Premises prior to Closing, whether or not caused by EIS; or

(ii) to be present at any other place and to have resulted from the operations of EIS or the Business prior to the Closing;

“Representative” means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party;

“Tax Gross-Up” means, with respect to any particular Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after-tax position as it would have been in had such amount been received tax free;

“Third Party Claim” means any Indemnification Claim asserted against an Indemnified Party, that is paid or payable to, or claimed by, by any Person who is not a Party or an Affiliate of a Party; and

“Third Party Claim Notice” has the meaning set out in Section 6.7.

6.2	Indemnification by EIS, Mr. Manor and Manor Family Trust

6.2.1	Indemnity for Breach of Warranty or Covenant by EIS

                    Subject to the limits set forth in Section 6.16, EIS, Mr. Manor and the Manor Family Trust shall indemnify, defend and save harmless the Buyer and each of its Representatives on a joint and several basis from and against any and all Loss suffered or incurred by them as a direct or indirect result of, or arising in connection with, or related in any manner whatever to:

(a)

subject to Section 4.8, any misrepresentation or breach of warranty made or given by EIS in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document; or

(b)

any failure by EIS to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

6.2.2	Indemnity for Breach of Warranty or Covenant by Mr. Manor or the Manor Family Trust

                    Subject to the limits set forth in Section 6.16, Mr. Manor and the Manor Family Trust shall indemnify, defend and save harmless the Buyer and each of its Representatives on a joint and several basis from and against any and all Loss suffered or incurred by them as a direct or indirect result of, or arising in connection with, or related in any manner whatever to:

(a)

subject to Section 4.8, any misrepresentation or breach of warranty made or given by Mr. Manor or the Manor Family Trust in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document; or

(b)

any failure by Mr. Manor or the Manor Family Trust to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

6.2.3	Other Indemnities

                    EIS, Mr. Manor and the Manor Family Trust shall indemnify, defend and save harmless the Buyer and each of its Representatives on a joint and several basis from and against any and all Loss suffered or incurred by them as a direct or indirect result of, or arising in connection with, or related in any manner whatsoever to:

(a)	any product shipped or manufactured by, or any services provided by, EIS prior to the Closing;

(b)	any Claim related to the Excluded Assets or to any failure of EIS to fully satisfy and discharge any Excluded Liability; or

(c)	any Environmental Loss.

6.3	Indemnification by the Buyer

                    Subject to the limits set forth in Section 6.16, the Buyer shall indemnify, defend and save harmless EIS and each of the EIS’ Representatives from and against any and all Loss suffered or incurred by them as a direct or indirect result of, or arising in connection with, or related in any manner whatsoever to:

(a)

subject to Section 4.10, any misrepresentation or breach of any warranty made or given by the Buyer in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(b)

any failure by the Buyer to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

6.4		Indemnity by the Principals and Shareholders

                    Subject to the limits set forth in Section 6.16, each Principal (other than Mr. Manor) and its related Shareholder shall indemnify, defend and save harmless Buyer and each of Buyer’s Representatives on a joint and several basis from and against any and all Loss suffered or incurred by them as a direct or indirect result of or arising in connection with or related in any manner whatsoever to:

(a)

subject to Section 4.9, any misrepresentation or breach of any warranty made or given by that Principal or Shareholder (and for greater certainty, no other Principal or Shareholder), as applicable, in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(b)

any failure by that Principal or Shareholder (and for greater certainty, no other Principal or Shareholder), to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

6.5	Indemnity in respect of the Litigation

                    Subject to the limits set out in Section 6.16,each of EIS, each Principal and each Shareholder shall indemnify, defend and save harmless the Buyer and each of its Representatives on a joint and several basis from and against any and all Loss suffered or incurred by them as a direct or indirect result of, or arising in connection with, or related in any manner whatsoever to, the (i) Litigation or (ii) the Disputed Patent to the extent agreed by the Parties and set out in the EIS Disclosure Letter ((i) and (ii) are collectively, the “Claim Items”). For greater certainty and notwithstanding any other representation, warranty or covenant set out in this Agreement, any claim for indemnity or Loss in respect of, or related to, a Claim Item or a claim by the Claimant in respect of the products agreed by the Parties and set out in the EIS Disclosure Letter shall be governed by this Section 6.5 and not Section 6.2 or any other provision of this Agreement.

6.6	Agency for Representatives

                    Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

6.7	Notice of Third Party Claims

                    If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier prompt notice thereof (“Third Party Claim Notice”), but in any event no later than 30 calendar days after receipt of such notice of such Third Party Claim. The Third Party Claim Notice shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The omission so to notify the Indemnifier shall not relieve the Indemnifier from any duty to indemnify and hold harmless which otherwise might exist with respect to such Third Party Claim unless (and only to the extent) the omission to notify materially prejudices the ability of the Indemnifier to exercise its right to defend as provided in this Article 6.

6.8	Defence of Third Party Claims

                    The Indemnifier, provided it acknowledges its obligation to indemnify in respect of a Third Party Claim, may participate in or assume the defence of such Third Party Claim by giving notice (“Defence Notice”) to that effect to the Indemnified Party not later than 30 calendar days after receiving the Third Party Claim Notice (the “Defence Period”). The Indemnifier’s right to do so shall be subject to the rights of any insurer or other third party who has potential liability in respect of that Third Party Claim provided the Indemnifier and Indemnified Party will use reasonable commercial efforts to cooperate in convincing any such insurer or third party to appoint defense counsel of Indemnifier’s choosing. The Indemnifier shall pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier, and the Indemnified Party may participate in such defence assisted by counsel of its own choice at its own expense. The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party such consent not to be unreasonably withheld or delayed. If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim. If the Third Party Claim involves a Claim by a Governmental Authority requiring the payment of any Taxes and the failure to make such payment by a particular time would result in the imposition of any fine or penalty or would impair the ability to defend such Claim and the Indemnified Party gives notice thereof to the Indemnifier, the Indemnifier shall make the required payment on behalf of the Indemnified Party prior to the required time and the Indemnified Party shall reimburse the Indemnifier (together with interest at the Prime Rate, mutatis mutandis, except in the case of Taxes in which case interest shall be equal to such interest paid, if any, by the taxing authority to the Indemnified Party net of any Taxes payable by the Indemnified Party on such interest) in the event it is subsequently determined that the payment made by the Indemnifier on behalf of the Indemnified Party does not qualify as an Indemnity Payment. In the event that the Indemnified Party receives a favorable cost or other monetary ruling in respect of a Third Party Claim for which the Indemnifier has assumed the defence, the proceeds of such cost or other monetary ruling will be the property of the Indemnifier, net of any costs and expenses of the Indemnified Party incurred in connection with the Third Party Claim.

6.9	Assistance for Third Party Claims

                    The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

	(a)	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

	(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with making such employees available.

6.10		Settlement of Third Party Claims

                    If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 6.8, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim.

However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 calendar days (or such shorter period as is required so as not to prejudice the Indemnified Party) after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into or cause any compromise or settlement of any Third Party Claim unless:

(a)

the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably; and

(b)

the Third Party Claim and any Claim or liability of the Indemnified Party with respect thereto is being fully satisfied because of the compromise and settlement and the Indemnified Party is being released from any and all obligations or liabilities it may have with respect to the Third Party Claim and any Claim or liability which may arise in respect thereof to other Persons as a result of the Claim being asserted against such other Persons by the Person making the Third Party Claim.

6.11	Direct Claims

                    Any Direct Claim shall be asserted by giving the Indemnifier prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim. The Indemnifier shall then have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such 30-day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

6.12	Failure to Give Timely Notice

                    A failure to give timely notice as provided in this Article 6 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

6.13	Reductions and Subrogation

                    If the amount of any Loss incurred by an Indemnified Party at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Loss to which the Indemnity Payment relates but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Loss. Until the Indemnified Party recovers full payment of its Loss, any and all Claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

6.14	Tax Effect

                    If all or any portion of any Indemnity Payment received by an Indemnified Party would constitute or would be included in computing income for Tax purposes to such Indemnified Party, the Indemnifier shall pay a Tax Gross-Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment. Any Loss suffered or incurred by an Indemnified Party in respect of a Claim shall be the net after Tax loss (Canadian and foreign) actually incurred by the Indemnified Party or reasonably estimated to be incurred by it, which arises in respect of that Claim.

6.15	Payment and Interest

(a)

All amounts to be paid by an Indemnifier pursuant to this Article 6 shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, Liability or expense in respect of a Loss for which the Indemnifier is liable to make payment pursuant to this Article 6, to the date of payment by the Indemnifier to the Indemnified Party.

(b)

Subject to Section 6.16, each Indemnifier shall pay the amount of any Loss set forth in any Claim with all accrued interest thereon within ten (10) Business Days of (i) the Indemnifier and the Indemnified Party agreeing to the amount of such Loss payable by the Indemnifier; (ii) a Final Decision that the Buyer, Seller or Shareholder, as applicable, is liable for the amount of any Third Party Claim; or (iii) the receipt of the decision of the Arbitrator with respect to the Indemnifier’s liability with respect to the Claim and the amount of the Loss pursuant to Article 8.

6.16	Limitation

(a)

No claims for indemnification may be made by the Buyer against the Sellers, Principals and Shareholders under Sections 6.2.1(a), 6.4(a) and 6.5 in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by a Seller, Principal or Shareholder in this Agreement, in any

Closing Document or in any document delivered pursuant to this Agreement or any Closing Document, unless and until the Loss suffered or incurred by the Buyer and by all of its Representatives in respect of such a misrepresentation or breach of warranty exceeds $50,000 and in respect of all such misrepresentations or breaches of warranty, exceeds $100,000 in the aggregate, in which event the amount of such Loss in excess of such $100,000 amount may be recovered by the Buyer.

(b)

No claims for indemnification may be made by EIS against the Buyer under Section 6.3(a) in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by the Buyer in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document or under Section 5.14(b) unless and until the Loss suffered or incurred by EIS and by all of its Representatives in respect of such a misrepresentation or breach of warranty exceeds $50,000 and, in respect of all such misrepresentations or breaches of warranty, exceeds $100,000 in the aggregate, in which event the amount of such Loss not including such $100,000 amount may be recovered by EIS.

(c)

Subject to Section 6.16(d), the maximum aggregate liability of EIS to the Buyer pursuant to Sections 6.2.1(a) and 6.2.2(a) is limited to 75% of the Purchase Price paid or payable by the Buyer to the Sellers hereunder, including any Earn-Out Consideration actually earned under Section 3.8, the Escrow Amount and Share Consideration, valued at the Closing. Subject to Section 6.16(d), the maximum aggregate liability of Mr. Manor and the Manor Family Trust to the Buyer pursuant to Sections 6.2.1(a) and 6.2.2(a) is limited to 100% of the Manor Purchase Price and Mr. Manor’s Proportionate Share of the EIS Purchase Price paid or payable by the Buyer to EIS hereunder, including any Earn-Out Consideration actually earned under Section 3.8, the Escrow Amount and Share Consideration, valued at the Closing. Subject to Section 6.16(d), the maximum aggregate liability of a Principal (other than Mr. Manor) and a Shareholder to the Buyer pursuant to Section 6.4(a) is limited to 75% of that Shareholder or Principal’s Proportionate Share of the EIS Purchase Price paid or payable by the Buyer to EIS hereunder, including any Earn-Out Consideration actually earned under Section 3.8, the Escrow Amount and Share Consideration, valued at the Closing.

(d)

The maximum aggregate liability of EIS to the Buyer pursuant to Section 6.5 is limited to 100% of the Purchase Price paid or payable by the Buyer to the Sellers hereunder, including any Earn-Out Consideration actually earned under Section 3.8, the Escrow Amount and Share Consideration, valued at the Closing. The maximum aggregate liability of Mr. Manor and the Manor Family Trust to the Buyer pursuant to Section 6.5 is limited to 100% of the Manor Purchase Price and Mr. Manor’s Proportionate Share of the EIS Purchase Price paid or payable by the Buyer to EIS hereunder, including any Earn-Out Consideration actually earned under Section 3.8, the Escrow Amount and Share Consideration, valued at the Closing. The maximum aggregate liability of a Principal (other than Mr. Manor)

and a Shareholder to the Buyer pursuant to Section 6.5 is limited to 100% of that Shareholder or Principal’s Proportionate Share of the EIS Purchase Price paid or payable by the Buyer to EIS hereunder, including any Earn-Out Consideration actually earned under Section 3.8, the Escrow Amount and Share Consideration, valued at the Closing.

(e)	The maximum aggregate liability of the Buyer pursuant to this Article 6 and Section 5.14 is limited to the greater of (i) $6,000,000 or (ii) the Earn-Out Consideration.

6.17	Rights in Addition

                    The rights of indemnity set forth in this Article 6 are in addition and supplemental to any other rights, actions, Claims or causes of action which may arise in respect of this Agreement, any Closing Document and the transactions contemplated hereby. This Article 6 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any Closing Document or by any termination or rescission of this Agreement or any part hereof.

6.18	Set-Off

                    The Buyer may set off against any Earn-Out Consideration or other amounts payable by it hereunder, any Loss incurred by it from time to time provided that it provides notice to EIS of any such set-off. The right of the Buyer to obtain payment on account of the liability of a Seller, a Principal or a Shareholder for Losses by setting off all or part of such Losses hereunder, shall not relieve the Sellers, the Principals and Shareholders of their continuing liability to indemnify the Buyer in the event the amount of the Earn-Out Consideration is not sufficient to pay off and discharge completely the Losses suffered or incurred by the Buyer.

6.19	Recourse

                    Notwithstanding anything herein contained, the Buyer shall recover the amount of any Loss suffered or incurred by the Buyer or any of its Representatives as a result of a Claim under this Article 6 in the first instance from the Escrow Amount in accordance with the terms of the Escrow Agreement. If there is insufficient property remaining in the Escrow Amount, EIS, the Principals and the Shareholders, to the extent they are legally required to do so, shall pay any such deficiency, through the transfer of the Share Consideration back to the Buyer. The value of each Buyer Common Share for the purposes of this Section 6.19 shall be equal to the weighted average trading price of the Buyer Shares on the principal exchange on which the Buyer Shares are then trading for the 20 consecutive trading days ending on the trading day preceding the date of payment. If there is still insufficient property to cover the Claim, the Buyer may then set-off any deficiency from the Earn-Out Consideration payable hereunder.

6.20	Ongoing Capitalization of EIS

                    EIS, the Shareholders and the Principals shall cause EIS to maintain net tangible assets (in excess of liabilities) of at least five hundred thousand dollars ($500,000) at all times for a period of two years from the date hereof. EIS, the Shareholders and the Principals will cause such assets to be segregated so that they are available for recourse by Buyer in the event of a Claim under Article 6. Such assets shall not be subject to a security interest of any party.

6.21	Duty to Mitigate

                    Nothing in this Agreement or in any Closing Document shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifier of any representation, warranty or covenant of the Indemnifier hereunder. If any Loss can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment.

6.22	General Limitations

                    An Indemnifier shall have no liability to an Indemnified Party hereunder:

(a)	for any liability that arises as a result of any legislation not in force on the date hereof which takes effect retrospectively;

(b)	in respect of any matter or thing done or omitted to be done by or at the direction or with the consent of the Indemnified Party; and

(c)	in respect of more than one representation, warranty or covenant that relates to the same matter or thing.

6.23	Survival, Non-Waiver

                    The rights, remedies and recourses of the Parties under this Article 6 shall not be affected by the Closing having occurred, by any investigation made by or on behalf of the applicable Parties by a Party, lawfully terminating or failing to terminate this Agreement or by any other event or matter whatsoever except a specific and duly authorized written waiver or release executed by a Party.

ARTICLE 7
CONDITIONS PRECEDENT

7.1	Buyer’s Conditions

                    The Buyer will be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 7.1 have been satisfied in full at or before the Closing. Each of such conditions precedent is for the exclusive benefit of the Buyer and the Buyer may waive any of them in whole or in part in writing.

7.1.1	Actual Possession

                    The Sellers shall have delivered actual possession of the Purchased Assets to the Buyer.

7.1.2	Receipt of Closing Documentation

                    All documentation relating to the sale and purchase of the Purchased Assets, including the Closing Documents and the special resolution of shareholders of EIS, relating to the due authorization and completion of such sale and purchase, and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Sellers, the Principals and the Shareholders of their obligations under this Agreement, will be satisfactory to the Buyer and its legal counsel. The Buyer will have received copies of the Closing Documents, including the Closing Documents described in Section 3.10 and all such documentation or other evidence as it may reasonably request in order to establish compliance with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Buyer and its legal counsel.

7.1.3	Consents to Assignment

                    All consents or approvals from, or notifications to, any landlord, lessor or other third Person required to assign the Material Contracts to the Buyer will have been obtained or given on or before the Closing.

7.1.4	Consents, Authorizations and Registrations

                    All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any of them) required for the Closing (other than routine post-closing notifications or filings) shall have been obtained or made on or before the Closing.

7.1.5	Financial Statements

                    Grant Thornton LLP or such other firm of chartered accountants acceptable to the Buyer, in its sole discretion, shall have delivered to Buyer an agreed upon procedure report with respect to the audited consolidated financial statements of EIS for each of the years ended September 30, 2007 and 2006.

7.1.6	Employment and Consulting Agreements

                    Mr. Manor and Mr. Drewell, through his company, Donald David Drewell Developments Inc., will have executed and delivered the Employment Agreement and Consulting Agreement, respectively, with the Buyer or its designated Affiliate.

7.1.7	Non-Competition

                    EIS and each Principal and Shareholder shall have executed and delivered to the Buyer a Non-Competition Agreement pursuant to which they will agree not to compete worldwide in the Business for a period ending two years after the end of the Earn-Out Period.

7.1.8	Bulk Sales Act

                    The Sellers shall have complied with the provisions of the Bulk Sales Act (Ontario).

7.1.9	Escrow Agreement

                    The Sellers and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.1.10	Litigation

                    No Order will have been entered that prohibits or restricts the Closing. None of the Parties, nor any of their respective directors, officers, employees or agents, will be a defendant or third party to or threatened with any litigation or proceedings before any court or Governmental Authority which, in the opinion of the Buyer, acting reasonably, could prevent or restrict that Party from performing any of its obligations in this Agreement or any of the Closing Documents.

7.1.11	Termination and Release of China JV Terminated Contracts

                    The China JV Terminated Contracts shall have been terminated and Seller shall provide to Buyer evidence of the termination thereof and the release of the China Joint Venture in connection therewith.

7.2	Sellers’ Conditions

                    The Sellers will be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 7.2 have been satisfied in full at or before the Closing. Each of such conditions precedent is for the exclusive benefit of the Sellers and the Sellers may waive any of them in whole or in part in writing.

7.2.1	Receipt of Closing Documentation

                    All documentation relating to the sale and purchase of the Purchased Assets, and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Buyer of its obligations under this Agreement, will be satisfactory to the Sellers and their legal counsel. The Sellers will have received copies of the Closing Documents required by the terms of this Agreement to be delivered on or before Closing and all such documentation or other evidence as it may reasonably request in order to establish compliance with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby in form

(as to certification and otherwise) and substance satisfactory to the Sellers and their legal counsel.

7.2.2	Consents to Assignment

                    All consents or approvals from, or notifications to, any landlord, lessor or other third Person required to assign the Material Contracts to the Buyer shall have been obtained or given on or before the Closing.

7.2.3	Consents, Authorizations and Registrations

                    All material consents, approvals, orders and authorizations of any Governmental Authority required for the Closing (other than routine post-closing notifications or filings), and the Competition Act Approval, will have been obtained or made on or before the Closing.

7.3	Waiver

                    Any Party may waive, by notice in writing to the other Party, any condition set forth in this Article 7 which is for its benefit. No waiver by a Party of any condition, in whole or in part, will operate as a waiver of any other condition.

ARTICLE 8
DISPUTE RESOLUTION AND ARBITRATION

8.1	Purpose

                    The purpose of Article 8 is to resolve all Disputes arising between the Parties as fairly, efficiently and cost effectively as possible. The provisions of this Article 8 shall apply to the resolution of any Dispute between the Parties (except for a Dispute to be resolved pursuant to Section 3.8.4(b)), unless the Parties agree in writing to vary the provisions of this Article 8 for the purpose of resolving a particular Dispute. This Article 8 shall not apply to the resolution of Disputes involving Third Party Claims, as Third Party Claims shall be resolved pursuant to Article 6.

8.2	Notice of Dispute

                    Notice of a Dispute (“Dispute Notice”) by a Party must be delivered to the other Party to the Dispute in accordance with the notice provisions of this Agreement. Within thirty (30) days after delivery of a Dispute Notice (the “Response Period”), the receiving Party shall deliver a response (“Response”) to the first Party. The Dispute Notice and Response shall include a statement of that Party’s position and a summary of the arguments supporting that position. As soon as possible after the Response has been given, representatives of the Parties to the Dispute, who have full authority to settle the Dispute, shall meet at mutually acceptable times and places as often as they consider necessary, to make efforts in good faith to resolve the Dispute by amicable negotiations, within fifteen (15) calendar days (the “Negotiation Period”) after the Response was given. Each Party shall provide to each other Party any information and documents in their possession relating to the Dispute which are material to the issues in the Dispute. The negotiations shall be construed as settlement discussions, shall be confidential and shall be conducted on a “without prejudice” basis. If one of the Parties refuses or neglects to participate in such amicable negotiations, the other Party may refer the Dispute immediately to arbitration under Section 8.3. No Party shall be required to participate in the negotiations specified by this Section 8.2 if a limitation period relating to a right of such Party which is the subject matter of or is related to the Dispute, would expire during the Negotiation Period or within ten (10) calendar days thereafter.

8.3	Arbitration

8.3.1	Submission of Disputes to Arbitration

                    If a Dispute is not resolved pursuant to Section 8.2 within the Negotiation Period or if a Party neglects or refuses to participate in amicable negotiations, such Dispute shall be submitted to arbitration pursuant to this Section 8.3. No Party shall have the right to stay or seek postponement of any arbitration hereunder on the grounds that one or more Parties have failed to comply with their obligations under Section 8.2 except as may otherwise be agreed by the relevant Parties, and no Party has the right to commence or continue court proceedings to resolve a Dispute.

8.3.2	Location of Arbitration

                    Any arbitration hereunder shall be held at Toronto, Ontario, unless the parties to the arbitration otherwise agree.

8.3.3	Laws of Ontario

                    The law to be applied in connection with the arbitration shall be the law of Ontario, and the laws of Canada applicable therein, but excluding its conflict of law rules except to the extent that it is determined by the arbitrators that any matter is mandatorily governed by the laws of the United States or a state thereof or other jurisdiction.

8.3.4	Arbitration Act

                    The arbitration shall be governed by the Rules of Procedure set out in Schedule 8.3.4. It shall be a condition precedent to the bringing of any legal proceedings that are contemplated by such rules that the Parties will have concluded the arbitration process as provided by such rules. The provisions of the Arbitration Act, 1991 (Ontario) shall apply to the extent that they are not inconsistent with such Rules of Procedure.

8.4	Additional Parties

                    Any arbitration may include any other Person substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration, provided that such other Person has agreed to be bound by such arbitration.

8.5	Recourse to Courts

                    Notwithstanding the provisions of this Article 8 and the Rules of Procedure set out in Schedule 8.3.4, any Party may, in its sole discretion, apply at any time to a court of competent jurisdiction for:

(a)	the appointment of an Arbitrator pursuant to the provisions of Section 1(a) of Schedule 8.3.4;

(b)

any emergency or interim remedy to enforce the terms of this Agreement or to prevent any breach of this Agreement, including specific performance and injunctive relief on an interim or interlocutory basis, restraining orders, receiving orders and orders regarding the detention, preservation and inspection of property;

(c)	the enforcement of an award made by an Arbitrator; or

(d)	the enforcement of the award made by an Arbitrator where such enforcement reasonably requires access to any remedy that the Arbitrator has no power to award or enforce.

8.6	Confidentiality

                    All negotiations, mediation and arbitration conducted pursuant to this Article 8, and all information and documents (whether in tangible, electronic or digital form) exchanged by the Parties in connection therewith are confidential. Such information and documents shall not be disclosed to any Person other than:

(a)

the Parties, their legal counsel and any of their representatives, consultants and advisors who need to know such information and documents for the purposes of such negotiations, mediation or arbitration; and

(b)	the mediator or arbitrator,

except as may be required by Applicable Law or except in the course of any judicial proceeding relating to any arbitration conducted pursuant to the Rules of Procedure. If any Party fails to comply with the provisions of this Section 8.6 before or after the completion of any arbitration, the arbitrator may enjoin further breaches by such Party of this provision and award damages or other relief against such Party. On completion of any negotiations, mediation or arbitration conducted under this Article 8, each Party shall return to the other all copies of such information or documents, whether in tangible, electronic or digital form.

8.7	Continuing Performance

(a)

At all times, notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations in accordance with the provisions of this Agreement without prejudice to the right to contest, dispute and challenge the relevant matter in accordance with the provisions of this Agreement, provided that this Section 8.7 shall not apply to a Party where another Party has repudiated, terminated or abandoned performance of this Agreement, or has breached the Non-Competition Agreement or where the first Party asserts claims in fraud or misappropriation. No Party shall exercise any remedy with respect to an alleged default by another Party under this Agreement if a Dispute with respect to such alleged default has been submitted for resolution pursuant to this Article 8, until either (i) the Parties have settled the Dispute; or (ii) the Arbitrator has made an award with respect to the Dispute and all appeal periods with respect to such award have expired without an appeal having been taken.

(b)

Subject to the express provisions of this Agreement, where there is any Dispute as to the amount of monies owing hereunder by any Party hereto to any other Party hereto, the portion of the amount owing that is not contested, disputed or challenged, if any, shall be paid when due hereunder, but without prejudice to the rights of the Parties hereto to contest, dispute or challenge the disposition of the remaining portion of the monies claimed.

8.8	Survival

                    The provisions of this Article 8 shall survive any termination of this Agreement. The provisions of this Article 8 shall continue in full force and effect notwithstanding any determination by a court or the Parties that one or more other provisions of this Agreement are invalid, contrary to law or unenforceable.

ARTICLE 9
GENERAL

9.1	Expenses

                    Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

9.2	Time

                    Time is of the essence of each provision of this Agreement.

9.3	Notices

(a)

Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made under this Agreement shall be in writing and shall be sufficiently given or made if:

(i)

delivered in person during normal business hours on a Business Day and left with the recipient, for notice delivered to individuals, or a receptionist or other responsible employee of the recipient, if the recipient is not an individual, at the applicable address set forth below; or

(ii)

sent by any electronic means of sending messages (“Electronic Transmission”), including facsimile transmission and e-mail, during normal business hours on a Business Day, but notice by Electronic Transmission shall be sufficient only if the notice includes or is accompanied by the sender’s name, address, telephone number and facsimile number or e-mail address, the date and time of transmission and the name and telephone number of a Person to contact in the event of transmission problems and if acknowledgement of the transmission is transmitted to the sender by the recipient or the recipient’s electronic system;

in the case of a notice to EIS, addressed to it at:

EIS Electronic Integrated Systems Inc.
c/o Dan Manor

7 Ridgewood Road
Toronto, Ontario
M5P 1T4

Attention:	Mr. Dan Manor
Fax No.:	416-785-9332
E-mail:	dan_manor@hotmail.com

with a copy to:

WeirFoulds LLP
The Exchange Tower, Suite 1600
P.O. Box 480, 130 King Street West
Toronto, Ontario M5X 1J5

Attention:	David Brown
Fax No.:	416-365-1876
E-mail:	dbrown@weirfoulds.com

and in the case of a notice to the Buyer, addressed to it at:

Image Sensing Systems, Inc.
500 Spruce Tree Centre
1600 University Ave. West
St. Paul, Minnesota
USA 55104-3825

Attention:	Mr. Gregory R. L. Smith
Fax No.:	651-603-7795
E-mail:	gsmith@imagesensing.com

with copies to:

Fasken Martineau DuMoulin LLP
P.O. Box 20, Suite 4200
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1N6

Attention:	Ms. Tracy Hooey
Fax No.:	416-364-7813
E-mail:	thooey@tor.fasken.com

and

Winthrop & Weinstine, P.A.
Suite 3500
225 South Sixth Street
Minneapolis, Minnesota 55402

Attention:	Ms. Michele Vaillancourt
Fax No.:	612-604-6881
E-mail:	mvaillancourt@winthrop.com

and in the case of a notice to a Shareholder, addressed as set out in Schedule 9.3 hereto.

(b)	Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:

(i) in the case of personal delivery, if delivered before 5:00 p.m. (recipient’s time), on the day it was delivered; otherwise, on the first Business Day thereafter; or

(ii)

in the case of Electronic Transmission, on the same day that it was sent if sent on a Business Day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (recipient’s time) on such day, and otherwise on the first Business Day thereafter.

Any Party may change its name or address for notice by written notice delivered to the other Parties.

9.4	Assignment

(a)

The Buyer may, without the consent of the Sellers, Principals and other Shareholders, assign this Agreement and its rights hereunder to an Affiliate. Notwithstanding any such assignment, the Buyer shall remain jointly and severally liable with any Affiliate to which it has assigned this Agreement.

(b)	Subject to paragraph (a) above:

	(i)	no Party may assign any rights or benefits under this Agreement to any Person;

	(ii)	each Party agrees to perform its obligations under this Agreement itself and not to arrange in any way for any other Person to perform those obligations; and

(iii)

no assignment of benefits or arrangement for substituted performance by one Party will be of any effect against the other Parties except to the extent that other Parties have consented to it in writing.

(c)

Subject to paragraphs (a) and (b) above, this Agreement will enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

9.5	Further Assurances

                    Each Party shall do such acts and will execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

9.6	Remedies Cumulative

                    The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach. Any Party may, in its sole discretion, apply at any time to a court of competent jurisdiction for any emergency or interim remedy to enforce the terms of this Agreement or to prevent any breach of this Agreement, including specific performance and injunctive relief on an interim or interlocutory basis, restraining orders, receiving orders and orders regarding the detention, preservation and inspection of property.

9.7	Public Announcements

                    Before the date of Closing, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of Applicable Law. If any such public statement or release is so required, the Party making such disclosure will consult with the other Parties prior to making such statement or release, and the Parties will use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties, provided such agreement is not unreasonably delayed.

9.8	Entire Agreement

                    This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, undertakings, statements, arrangements, promises, representations and agreements, whether written or oral, among the Parties. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement or in the Closing Documents.

9.9	Amendment

                    This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

9.10	Waiver of Rights

                    Any waiver of, or consent to depart from, the requirements of any provision of this Agreement will be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver of such right. No single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

9.11	Counterparts

                    This Agreement may be executed in any number of counterparts. Each executed counterpart will be deemed to be an original. All executed counterparts taken together will constitute one agreement.

9.12	Electronic Execution

                    To evidence the fact that a Party has executed this Agreement, such Party may send a copy of its executed counterpart signature page to the other Party by Electronic Transmission and, if sent by email, in Portable Document File (PDF) format. That Party will be deemed to have executed this Agreement on the date it sent such Electronic Transmission. In such event, such sending Party will forthwith deliver to the other Party the originally executed counterpart of this Agreement to the other Party.

9.13	Severability

                    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                    TO WITNESS THEIR AGREEMENT, the Parties have duly executed this Agreement.

EIS ELECTRONIC INTEGRATED
SYSTEMS INC.

Per:

Name:
Title:

)
)
)
Witness	)	DAN MANOR
)

)
)
)
Witness	)	FAYE MANOR
)

)
)
)
Witness	)	DONALD D. DREWELL
)

)
)
)
Witness	)	MENDEL M. GREENBERG
)

FAYE AND DAN MANOR FAMILY
TRUST, by its trustee Dan Manor (without
personal liability)

Per:

Name:
Title:

MMG TRUST, by its trustee Larry Istov
(without personal liability)

Per:

Name:
Title:

DREWELL FAMILY TRUST, by its trustee
Larry Istov (without personal liability)

Per:

Name:
Title:

IMAGE SENSING SYSTEMS, INC.

Per:

Name:
Title: